UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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☐	Soliciting Material Pursuant to §240.14a-12
PANERA BREAD COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PANERA BREAD COMPANY

3630 South Geyer Road, Suite 100

St. Louis, Missouri 63127

April 22, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Panera Bread Company on Thursday, June 5, 2014 at 10:30 a.m., Central Time. The Annual Meeting will be held at our corporate offices, located at 3630 South Geyer Road, St. Louis, Missouri.

The attached Notice of the Annual Meeting and proxy statement provide important information about the Annual Meeting and will serve as your guide to the business to be conducted at the meeting. Your vote is very important to Panera. We urge you to read the accompanying materials regarding the matters to be voted on at the Annual Meeting and to submit your voting instructions by proxy. Our Board of Directors recommends that you vote “for” each of the proposals listed on the attached Notice.

You may submit your proxy either by returning the enclosed proxy card or by submitting your proxy over the telephone or the Internet. If you submit your proxy before the meeting but later decide to attend the Annual Meeting in person, you may still vote in person at the Annual Meeting.

On behalf of our Board of Directors and management, I thank you for your continuing support and confidence.

RONALD M. SHAICH

Chairman and Chief Executive Officer

i

PANERA BREAD COMPANY

3630 South Geyer Road, Suite 100

St. Louis, Missouri 63127

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 5, 2014

The 2014 Annual Meeting of Stockholders of Panera Bread Company will be held on Thursday, June 5, 2014 at 10:30 a.m., Central Time, at our corporate offices, located at 3630 South Geyer Road, St. Louis, Missouri. At the Annual Meeting, stockholders will consider and act upon the following matters:

1. To elect two Class I directors nominated by our Board of Directors, each to serve for a term ending in 2017, or until his successor has been duly elected and qualified;

2. To approve, in an advisory “say-on-pay” vote, the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in this proxy statement;

3. To approve an amendment to our 1992 Employee Stock Purchase Plan to increase the number of shares of Class A Common Stock authorized for issuance pursuant to such plan from 950,000 shares to 1,050,000 shares;

4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2014; and

5. To transact such other business as may properly come before the 2014 Annual Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 7, 2014, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. If you are a stockholder of record, please vote in one of these three ways:

•

Vote over the Internet, by going to the website of our tabulator, Computershare Trust Company, N.A., at www.investorvote.com/PNRA and following the instructions for Internet voting shown on the enclosed proxy card;

•	Vote by Telephone, by calling (800) 652-VOTE (8683) and following the recorded instructions; or

•

Vote by Mail, by completing and signing your enclosed proxy card and mailing it in the enclosed postage prepaid envelope. If you vote over the Internet or by telephone, please do not mail your proxy card.

If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

You may obtain directions to the location of the Annual Meeting by contacting our Investor Relations Coordinator at (800) 301-5566, ext. 6500. Whether or not you plan to attend the Annual Meeting in person, we urge you to take the time to vote your shares.

By Order of the Board of Directors,

SCOTT G. BLAIR

Secretary

April 22, 2014

PANERA BREAD COMPANY

3630 South Geyer Road, Suite 100

St. Louis, Missouri 63127

PROXY STATEMENT

For the Annual Meeting of Stockholders on June 5, 2014

This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2014 Annual Meeting of Stockholders to be held on Thursday, June 5, 2014 at 10:30 a.m., Central Time, at our corporate offices, located at 3630 South Geyer Road, St. Louis, Missouri, and at any adjournment or postponement thereof.

All proxies will be voted in accordance with the instructions contained in those proxies. If no choice is specified, the proxies will be voted “for” both of the director nominees and “for” the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders.

We are first mailing this proxy statement and the accompanying proxy card to stockholders on or about April 22, 2014 in conjunction with the mailing of our 2013 Annual Report to Stockholders.

Important Notice Regarding availability of Proxy Materials for the

2014 Annual Meeting of Stockholders on June 5, 2014

This proxy statement and the 2013 Annual Report to Stockholders are available for viewing, printing and downloading at www.panerabread.com/2014AnnualMeeting.

A copy of our Annual Report on Form 10-K (including financial statements and schedules) for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to:

Panera Bread Company

Attn: Investor Relations Coordinator

3630 South Geyer Road, Suite 100

St. Louis, Missouri 63127

Telephone: (800) 301-5566, ext. 6500

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are also available on the SEC’s website, www.sec.gov.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q. Why did I receive these proxy materials?	A.	We are providing these proxy materials to you in connection with the solicitation by our Board of Directors, or Board, of proxies to be voted at our 2014 Annual Meeting of Stockholders, or Annual Meeting, to be held at our corporate offices, located at 3630 South Geyer Road, St. Louis, Missouri, on Thursday, June 5, 2014 at 10:30 a.m., Central Time.

Q. Who can vote at the Annual Meeting?	A.

Our Board has fixed April 7, 2014 as the record date for the Annual Meeting. If you were a stockholder of record on the record date, you are entitled to vote (in person or by proxy) all of the shares that you held on that date at the Annual Meeting and at any postponement or adjournment thereof.

On the record date, we had 26,080,186 shares of Class A Common Stock outstanding (each of which entitles its holder to one vote per share) and 1,381,865 shares of Class B Common Stock outstanding (each of which entitles its holder to three votes per share). Unless indicated otherwise, we refer to our Class A Common Stock and Class B Common Stock in this proxy statement collectively as our Common Stock. Holders of Common Stock do not have cumulative voting rights.

Q. How do I vote?	A.	If your shares are registered directly in your name, you may vote:

(1)    Over the Internet: Go to the website of our tabulator, Computershare Trust Company, N.A., at www.investorvote.com/PNRA. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your Internet proxy before 11:59 p.m., Eastern Time, on June 4, 2014, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

(2)    By Telephone: Call 1-800-652-VOTE (8683), toll free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m., Eastern Time, on June 4, 2014, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

(3)    By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope to Computershare. Your shares will be voted according to your instructions. Computershare must receive the proxy card by June 4, 2014, the day before the Annual Meeting, for your proxy to be valid and your vote to count.

         If you sign and return your proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board.

(4) In Person at the Meeting: If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you may vote:

(1) Over the Internet or by Telephone: You will receive instructions from your broker or other nominee if they permit Internet or telephone voting. You should follow those instructions.

(2) By Mail: You will receive instructions from your broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3)    In Person at the Meeting: Contact your broker or other nominee who holds your shares to obtain a broker’s proxy and bring it with you to the Annual Meeting. A broker’s proxy is not the form of proxy enclosed with this proxy statement. You will not be able to vote shares you hold in street name in person at the Annual Meeting unless you have a proxy from your broker or other nominee issued in your name giving you the right to vote your shares.

Q. Can I change my vote?	A.	If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the Annual Meeting. To do so, you must do one of the following:

(1)    Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not change your vote over the Internet or by telephone after 11:59 p.m., Eastern Time, on June 4, 2014.

(2) Sign a new proxy and submit it by mail as instructed above. Only your latest dated proxy, received by Computershare not later than June 4, 2014, will be counted.

(3)    Attend the Annual Meeting, request that your proxy be revoked and vote in person as instructed above. Attending the Annual Meeting will not revoke your Internet vote, telephone vote or proxy, as the case may be, unless you specifically request it.

If your shares are held in street name, you may submit new voting instructions by contacting your broker or other nominee. You may also vote in person at the Annual Meeting if you obtain a broker’s proxy as described in the answer above.

Q. Will my shares be voted if I do not return my proxy?	A.	If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy or by ballot at the Annual Meeting.

If your shares are held in street name, your broker or other nominee may, under certain circumstances, vote your shares if you do not timely return your proxy. Brokers can vote their customers’ unvoted shares on discretionary matters but cannot vote such shares on non-discretionary matters. If you do not timely return a proxy to your broker to vote your shares, your broker may, on discretionary matters, either vote your shares or leave your shares unvoted.

The election of directors (Proposal 1), the advisory “say-on-pay” vote (Proposal 2) and the amendment of our 1992 Employee Stock Purchase Plan (Proposal 3), are non-discretionary matters. The ratification of the appointment of our independent registered public accounting firm (Proposal 4) is a discretionary matter.

We encourage you to provide voting instructions to your broker or other nominee by giving your proxy to them. This ensures that your shares will be voted at the Annual Meeting according to your instructions.

Q. How many shares must be present to hold the Annual Meeting?	A.	A majority in interest of the combined voting power of the Common Stock issued, outstanding and entitled to vote must be present to hold the Annual Meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the Internet, by telephone, by completing and submitting a proxy or that are represented in person at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals and broker non-votes (as described below). If a quorum is not present, we expect to adjourn the Annual Meeting until we obtain a quorum.

Q. What vote is required to approve each proposal and how are votes counted?	A.

Proposal 1 – Election of Two Class I Directors

The two nominees for director receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. Proposal 1 is a non-discretionary matter. Therefore, if your shares are held in street name and you do not vote your shares, your broker or other nominee cannot vote your shares on Proposal 1. Shares held in street name by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes FOR or WITHHELD from any nominee and will be treated as “broker non-votes.” Broker non-votes will have no effect on the voting on Proposal 1. With respect to Proposal 1, you may:

• vote FOR both nominees;

• vote FOR one nominee and WITHHOLD your vote from the other nominee; or

• WITHHOLD your vote from both nominees.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2 – Advisory “Say-on-Pay” Vote on the Compensation of Our Named Executive Officers

To approve Proposal 2, stockholders holding a majority of the votes cast on the matter must vote FOR the approval of the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in this proxy statement. Proposal 2 is a non-discretionary matter. Therefore, if your shares are held in street name and you do not vote your shares, your broker or other nominee cannot vote your shares on Proposal 2. Shares held in street name by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 2 will not be counted as votes FOR or AGAINST Proposal 2 and will be treated as broker non-votes. Broker non-votes will have no effect on the voting on Proposal 2. If you vote to ABSTAIN on this Proposal 2, your shares will not be voted FOR or AGAINST the proposal and will not be counted as votes cast or shares withheld on Proposal 2. Voting to ABSTAIN will have no effect on the voting on Proposal 2.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our Board (or any committee thereof). However, our Compensation and Management Development Committee and our Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Proposal 3 – Approval of an amendment of our 1992 Employee Stock Purchase Plan, or ESPP, to increase the number of shares of Class A Common Stock authorized for issuance thereunder from 950,000 shares to 1,050,000 shares

To amend our ESPP to increase the number of shares of Class A Common Stock authorized for issuance thereunder from 950,000 shares to 1,050,000 shares, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. Proposal 3 is a non-discretionary matter. Therefore, if your shares are held in street name and you do not vote your shares, your broker or other nominee cannot vote your shares on Proposal 3. Shares held in street name by brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 3 will not be counted as votes FOR or AGAINST Proposal 3 and will be treated as broker non-votes. Broker non-votes will have no effect on the voting on Proposal 3. If you vote to ABSTAIN on Proposal 3, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. Voting to ABSTAIN will have no effect on the voting on Proposal 3.

Proposal 4 – Ratification of Appointment of Independent Registered Public Accounting Firm

To approve Proposal 4, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. Proposal 4 is a discretionary matter. If your shares are held in street name and you do not vote your shares, your broker or other nominee may vote your unvoted shares on Proposal 4. If you vote to ABSTAIN on Proposal 4, your shares will not be voted FOR or AGAINST the proposal and will also not be counted as votes cast or shares voting on the proposal. Voting to ABSTAIN will have no effect on the voting on Proposal 4.

Although stockholder approval of our Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2014 is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the Annual Meeting, our Audit Committee may reconsider its appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2014.

Q. Are there other matters to be voted on at the Annual Meeting?	A.	We do not know of any matters that may come before the Annual Meeting other than the election of two Class I directors, the advisory “say-on-pay” vote, the amendment of our ESPP and the ratification of the appointment of our independent registered public accounting firm. If any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q. Where can I find the voting results?	A.	We will report the voting results in a Current Report on Form 8-K within four business days following the adjournment of the Annual Meeting.

Q. What are the costs of soliciting these proxies?	A.	We will bear the cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies without additional compensation. We have also retained MacKenzie Partners, Inc. to solicit proxies and to request brokers and other nominees to forward proxy soliciting materials to the owners of stock held in their names. For these services, we have paid a fee of $12,500, plus expenses. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy materials to beneficial owners.

BOARD OF DIRECTORS AND MANAGEMENT

Information Regarding Directors and Director Nominees

Our certificate of incorporation provides for the classification of our Board into three classes, each having as nearly an equal number of directors as possible. The terms of service of the three classes are staggered so that the term of one class expires each year.

Our Board currently consists of seven directors. Class I consists of Fred K. Foulkes, D.B.A. and Ronald M. Shaich, each with a term ending in 2014. Class II consists of Domenic Colasacco and Thomas E. Lynch, each with a term ending in 2015. Class III consists of Larry J. Franklin, Diane Hessan and William W. Moreton, each with a term ending in 2016.

At each annual meeting of stockholders, directors are elected for a full term of three years to continue or succeed those directors whose terms are expiring. Upon the recommendation of our Committee on Nominations and Corporation Governance, our Board has nominated Dr. Foulkes and Mr. Shaich for re-election at the Annual Meeting as Class I directors, each to serve until 2017.

Director Qualifications

The following table and biographical descriptions provide information as of March 31, 2014 relating to each director and director nominee, including his or her age and period of service as a director of our company; his or her committee memberships; his or her business experience during the past five years, including directorships at other public companies; his or her community activities; and the other experience, qualifications, attributes or skills that led our Board to conclude he or she should serve as a director of our company.

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Class I Director Nominees to be elected at the 2014 Annual Meeting (terms expiring in 2017)

Fred K. Foulkes, D.B.A. Audit Committee Compensation and Management Development Committee (Chair) Committee on Nominations and Corporate Governance	72	Dr. Foulkes has served as a member of our Board since June 2003. Dr. Foulkes is a professor of organization behavior at the Boston University School of Management, a position he has held since 1980, and he founded its Human Resources Policy Institute in 1981. Dr. Foulkes served on the Board of Directors and was chairman of the Compensation Committee of Bright Horizons Family Solutions, a provider of employer-sponsored child care and work/life consulting services, from July 1998 until its acquisition in May 2008. Dr. Foulkes has authored numerous publications on human resources management, including executive compensation. Dr. Foulkes brings to our Board significant experience in business strategy and human resources management and substantial knowledge of the restaurant industry, which knowledge has in part been attained as a result of Dr. Foulkes’s tenure on our Board.

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Ronald M. Shaich Chairman and Chief Executive Officer	60	Mr. Shaich is the founder of our company and has served as a member of our Board since 1981. Mr. Shaich has led our Board since 1988, serving as Chairman since May 1999 and Co-Chairman from 1988 until 1999. Mr. Shaich has served as our Chief Executive Officer or Co-Chief Executive Officer since March 2012 and previously, from January 1988 until May 2010. Mr. Shaich also serves as a director of the non-profit Lown Cardiovascular Research Foundation, the non-profit Massachusetts Financial Literary Trust Fund and The Alliance for Business Leadership. Mr. Shaich has over 30 years of leadership experience in the restaurant industry and has provided the strategic vision for our company since its founding.

Class II Directors (terms expiring in 2015)

Domenic Colasacco Lead Independent Director Audit Committee (Chair)	65	Mr. Colasacco has served as a member of our Board since March 2000 and as our Lead Independent Director since January 2008. Since 1992, he has served as President and Chief Executive Officer of Boston Trust & Investment Management, a banking and trust company. He also serves as Chairman of its Board of Directors. Mr. Colasacco joined Boston Trust in 1974 after beginning his career in the research division of Merrill Lynch & Co. Mr. Colasacco brings to our Board over 20 years of business and executive experience and extensive knowledge of our business and industry.

Thomas E. Lynch Committee on Nominations and Corporate Governance (Chair) Compensation and Management Development Committee	54	Mr. Lynch has served as a member of our Board since March 2010, and he previously served as a member of our Board from June 2003 until December 2006. Mr. Lynch has served as a Senior Managing Director of Mill Road Capital, a private equity firm, since January 2005. From 2000 until December 2004, Mr. Lynch served as a Senior Managing Director of Mill Road Associates, a financial advisory firm that he founded in 2000. Prior to founding Mill Road Associates, he served as the Managing Director of Lazard Capital Partners, a private equity firm that he founded, as a Managing Director at the Blackstone Group, an investment and advisory firm, and as a senior consultant at the Monitor Company, a strategic consulting firm. Mr. Lynch’s extensive experience as a director includes service on the board of directors of Rubio’s Restaurants Inc., a privately held restaurant company, since August 2010, Physicians Formula Holdings, Inc., a public cosmetics company, from April 2010 until December 2013, and Golub Capital BDC, Inc., a management investment company from March 2010 until May 2010. Mr. Lynch brings to our Board more than 20 years of experience as an investor in and manager of publicly traded companies in the retail and restaurant industries.

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

Class III Directors (terms expiring in 2016)

Larry J. Franklin Audit Committee Compensation and Management Development Committee Committee on Nominations and Corporate Governance	65	Mr. Franklin has served as a member of our Board since June 2001. He has served as the President and Chief Executive Officer of Franklin Sports, Inc., a branded sporting goods manufacturer and marketer, since 1986. Mr. Franklin joined Franklin Sports in 1970 and served as its Executive Vice President from 1981 until 1986. Mr. Franklin currently serves on the board of directors of Bradford Soap International, Inc., a private manufacturer of private label soaps. Since 2000 he has been a member of the Board of Directors of the Sports and Fitness Industry Association and served as its Chairman from 2009 to 2012. Currently, he is a member of its Executive Committee. Mr. Franklin’s leadership experience, particularly as a chief executive officer for 28 years, and broad functional skill set give him a valuable perspective on the business practices that are critical to the success of a large, growing company such as ours. During his 13-year tenure on our Board, Mr. Franklin has developed significant company and industry-specific experience.

Diane Hessan	59	Ms. Hessan has served as a member of our Board since November 2012. She served as President and Chief Executive Officer of Communispace, a market research company that she founded, since its inception in 1999 until February 2014. She currently serves as Chairman of its board of directors. Ms. Hessan currently serves on the Tufts University Board of Trustees and the board of directors of Advertising Research Foundation. She also served on the boards of directors of Horizons for Homeless Children, The Boston Philharmonic and the Alliance for Business Leadership. Through her work as a senior executive and service on numerous boards, Ms. Hessan brings to our Board valuable leadership and oversight experience and a keen understanding of consumer research and marketing.

Name	Age	Board Tenure, Principal Occupation, Other Business Experience During the Past Five Years and Other Directorships

William W. Moreton Executive Vice Chairman	54	Mr. Moreton has served as our Executive Vice Chairman since August 2013 and as a member of our Board since May 2010. Mr. Moreton previously served as our President and Co-Chief Executive Officer from March 2012 until August 2013, our President and Chief Executive Officer from May 2010 until March 2012, our Executive Vice President & Co-Chief Operating Officer from November 2008 until May 2010 and our Executive Vice President and Chief Financial Officer from October 1998 until March 2003. Prior to rejoining us in 2008, Mr. Moreton served as President and Chief Financial Officer of Potbelly Sandwich Works LLC, a restaurant chain, from April 2005 until January 2007. From January 2004 until April 2005, Mr. Moreton served as Chief Executive Officer of Baja Fresh, a subsidiary of Wendy’s International, Inc. Prior to Baja Fresh, Mr. Moreton served as Executive Vice President, Subsidiary Brand Management for Wendy’s, and Executive Vice President and Chief Financial Officer of Quality Dining, Inc., a leading national franchisee restaurant company. Mr. Moreton brings to our Board more than 20 years of expertise and leadership experience in the restaurant industry.

Corporate Governance Matters

Our Board believes that good corporate governance is important to ensure that our company is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of the corporate governance guidelines, committee charters and code of conduct described below are available on the Corporate Governance page of the Our Company — Investor Relations section of our website, www.panerabread.com. Alternatively, you can request a copy of any of these documents by writing to our Investor Relations Coordinator, Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Principles and Practices to assist it in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These principles, which provide a framework for the conduct of our Board’s business, provide that:

•	the principal responsibility of the directors is to oversee our management and to hold our management accountable for the pursuit of our corporate objectives;

•	a majority of the members of our Board shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are encouraged to attend director education programs; and

•	at least annually, our Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Stock Ownership Guidelines

Our Board believes that each non-employee director should acquire and hold shares of our stock in an amount that is meaningful and appropriate to such director. Accordingly, our Board has adopted stock ownership guidelines that require each non-employee director to own shares of our Class A Common Stock having a total value of five times the annual cash retainer paid to such director for service on our Board, which does not include fees paid for service as a committee chairman or Lead Independent Director. Each non-employee director is required to attain such ownership by the fifth annual meeting following his or her election to the Board.

Board Determination of Independence

Under the applicable rules of the Nasdaq Stock Market, or Nasdaq, a director will qualify as an “independent director” only if, in the opinion of our Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that none of Ms. Hessan, Messrs. Colasacco, Franklin and Lynch or Dr. Foulkes has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

Director Nomination Process

The process followed by the Committee on Nominations and Corporate Governance to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Committee on Nominations and Corporate Governance and the Board.

Criteria and Diversity

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Committee on Nominations and Corporate Governance applies the criteria specified in our Corporate Governance Principles and Practices. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and ability to act in the interests of stockholders. The Committee on Nominations and Corporate Governance does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee.

Our Board does not have a formal policy with respect to diversity, but our Corporate Governance Principles and Practices provide that an objective of Board composition is to bring to our company a variety of perspectives and skills derived from high quality business and professional experience. Our Board recognizes its responsibility to ensure that nominees for our Board possess appropriate qualifications and reflect a reasonable diversity of personal and professional experience, skills, backgrounds and perspectives, including those backgrounds and perspectives with respect to age, gender, culture, race and national origin. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to promote our strategic objectives and to fulfill its responsibilities to our stockholders.

The director biographies on pages 7 to 10 indicate each director nominee’s experience, qualifications, attributes and skills that led the Board to conclude that he should continue to serve as a member of our Board. Our Board believes that each of the director nominees has had substantial achievement in his professional and personal pursuits, and possesses the background, talents and experience that our Board desires and that will contribute to the best interests of our company and to long-term stockholder value.

Stockholder Nominations

Stockholders may recommend individuals to the Committee on Nominations and Corporate Governance for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our Common Stock for at least a year as of the date such recommendation is made, to the Committee on Nominations and Corporate Governance, c/o Secretary, Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee on Nominations and Corporate Governance will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the Committee on Nominations and Corporate Governance or the Board, by following the procedures set forth under “Stockholder Proposals for 2015 Annual Meeting.” If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy statement and proxy card for the next annual meeting. Otherwise, candidates nominated by stockholders in accordance with the procedures set forth in the by-laws will not be included in our proxy statement and proxy card for the next annual meeting.

Board Meetings and Attendance

Our Board met six times during the fiscal year ended December 31, 2013, which we refer to as fiscal 2013, either in person or by teleconference. During fiscal 2013, each of our directors attended all of the Board meetings and at least 75% of the meetings of the committees on which he or she then served.

Director Attendance at Annual Meeting of Stockholders

Our Corporate Governance Principles and Practices provide that our directors are expected to attend the Annual Meeting. Six members of our Board attended the 2013 Annual Meeting of Stockholders.

Board Leadership Structure

Mr. Shaich serves as Chairman of our Board and Chief Executive Officer. Our Board believes that combining the Chairman and Chief Executive Officer positions fosters clear accountability, effective decision-making and alignment of corporate strategy and is the appropriate leadership structure for us at this time. Additionally, our Board believes this leadership structure is particularly appropriate for our company given Mr. Shaich’s long history with our company, his extensive knowledge of and experience with our business and industry and his ability to effectively identify strategic priorities for our company. Our Board also believes that Mr. Shaich’s combined role of Chairman and Chief Executive Officer promotes effective execution of strategic goals and facilitates information flow between management and our Board. Nevertheless, from time to time, our Board intends to evaluate whether the Chairman and Chief Executive Officer positions should continue to be combined based on what our Board believes is best for our company and stockholders.

As Mr. Shaich is not an independent director, our Board elected Mr. Colasacco as Lead Independent Director, a position to which he was initially elected in January 2008 and to which he has been re-elected each year since then. The Lead Independent Director Position Duty Statement adopted by our Board is posted on the Corporate Governance page of the Our Company — Investor Relations section of our website, www.panerabread.com.

Pursuant to our Corporate Governance Principles and Practices and the Lead Independent Director Position Duty Statement, the Lead Independent Director is responsible for, among other matters:

•	advising the Chairman regarding Board meeting schedules;

•	approving the agendas for Board meetings;

•	advising the Chairman regarding information sent to the Board;

•	interviewing Board candidates and assisting the Board and the company with compliance with and implementation of our Corporate Governance Principles and Practices;

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	calling meetings of and presiding at executive sessions of the Board’s independent directors;

•	acting as a principal liaison between the independent directors and the Chairman; and

•	participating with the Compensation and Management Development Committee in its evaluation of our Chief Executive Officer and discussing with them his performance.

Our Board believes that its leadership structure is appropriate because it strikes an effective balance between strategy development, independent leadership and management oversight.

Board Committees

Our Board has established three standing committees — the Audit Committee, the Compensation and Management Development Committee and the Committee on Nominations and Corporate Governance, each of which operates under a charter that has been approved by our Board. Each committee’s charter is posted on the Corporate Governance page of the Our Company — Investor Relations section of our website, www.panerabread.com.

Our Board has determined that all of the members of each of its three committees are independent as defined under the rules of Nasdaq, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in the case of all members of the Compensation and Management Development Committee, the independence requirements of Rule 10C-1 under the Exchange Act.

Current committee memberships are set forth in the table below:

	Audit Committee	Compensation and Management Development Committee	Committee on Nominations and Corporate Governance
Domenic Colasacco**
Fred K. Foulkes
Larry J. Franklin
Thomas E. Lynch

**	Lead Independent Director
Chair
Member

Audit Committee

The responsibilities of our Audit Committee include:

•	selecting, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing with management and our independent registered public accounting firm the effect of regulatory and accounting initiatives as well as off-balance sheet structures on our financial statements;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting and disclosure controls and procedures;

•	overseeing our internal audit function;

•	reviewing and discussing with management our risk management policies;

•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•	advising the Board with respect to our policies and procedures regarding compliance with the applicable laws and regulations and with our Standards of Business Conduct;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by the rules of the SEC (which report is included on page 18 of this proxy statement).

The members of the Audit Committee are Mr. Colasacco (Chair), Dr. Foulkes and Mr. Franklin. Our Board has determined that Mr. Colasacco is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee met nine times during fiscal 2013.

Compensation and Management Development Committee

The responsibilities of our Compensation and Management Development Committee, which we refer to as the Compensation Committee, include:

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our Chairman and Chief Executive Officer;

•	reviewing and making recommendations to the Board with respect to the compensation of our Chairman and Chief Executive Officer;

•	determining the compensation of our other executive officers;

•	reviewing and making recommendations to the Board with respect to management succession planning;

•	in its sole discretion, retaining or obtaining the advice of compensation consultants, legal counsel or other advisors, and overseeing such consultants, legal counsel or advisors; and

•	overseeing and administering our cash and equity incentive plans.

The processes and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described below under the heading “Executive Compensation Processes.”

The members of the Compensation Committee are Dr. Foulkes (Chair) and Messrs. Lynch and Franklin. The Compensation Committee met six times during fiscal 2013.

Committee on Nominations and Corporate Governance

The responsibilities of the Committee on Nominations and Corporate Governance include:

•	determining the skills and qualifications required of directors and developing criteria to be considered in selecting potential candidates for Board membership;

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviewing and making recommendations to the Board with respect to director compensation;

•	reviewing and making recommendations to the Board with respect to our Corporate Governance Principles and Practices; and

•	overseeing an annual evaluation of the Board.

The processes and procedures followed by the Committee on Nominations and Corporate Governance in identifying and evaluating director candidates are described above under the heading “Director Nomination Process.”

The members of the Committee on Nominations and Corporate Governance are Mr. Lynch (Chair), Dr. Foulkes and Mr.  Franklin. The Committee on Nominations and Corporate Governance met four times during fiscal 2013.

Risk Oversight

Role of Our Board in Management of Risk

Our Board administers its risk oversight function directly and through its Audit Committee and receives regular reports from members of senior management, including our Director of Internal Audit, on areas of material risk to the company, including operational, financial, legal and regulatory, and strategic and reputational risks. As part of its charter, our Audit Committee regularly discusses with management and our Director of Internal Audit our major risk exposures, their potential financial impact on our company and the steps we take to manage them. In addition, our Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management and risks arising from our compensation policies and programs. Our Committee on Nominations and Corporate Governance assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers and corporate governance.

Risk Considerations in Executive Compensation

Our Compensation Committee has discussed the concept of risk as it relates to our compensation programs, including our executive compensation program, and our Compensation Committee does not believe that our compensation programs encourage excessive or inappropriate risk taking. As described more fully below in “Compensation Discussion and Analysis,” we structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions of compensation are designed to reward both intermediate- and long-term corporate performance and generally are tied to the achievement of company-wide and, in some instances, department-specific goals. Additionally, with respect to the variable portions of compensation, if department-specific measurements are included, company-specific measurements must represent at least 50% of the total for our annual incentive bonuses and in all cases must represent 100% of the measurements for our 3-Year Performance Awards. We believe that applying company-wide metrics encourages decision-making by our executives that is in the best long-term interest of our company and stockholders. Further, we believe that these variable elements of compensation constitute a sufficient percentage of overall compensation to motivate our executives to produce superior short-, intermediate- and long-term corporate results, while the fixed element of compensation is sufficiently high that our executives are not encouraged to take unnecessary or excessive risks in doing so.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

None of the members of the Compensation Committee had interlocking or other relationships with other boards or with us during fiscal 2013 that require disclosure under the proxy rules and regulations promulgated by the SEC.

Policies and Procedures for Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Chief Legal Officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. The policy also permits the Chairman of the Audit Committee and the Chief Legal Officer to review proposed related person transactions that arise between committee meetings, subject to review, approval and ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. The Audit Committee will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances.

The Audit Committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined the following interests are not material, and, accordingly, a transaction or arrangement with an entity in which the related person’s sole interest is one of the following will not be considered a related person transaction:

•	Interests arising only because a related person is a director of an entity that is involved in the transaction or arrangement; or

•	Interests arising only from the ownership by one or more related persons of less than a 10% equity interest in the entity involved in the transaction, excluding general partnership interests; or

•

Interests arising only because a related person is an executive officer of an entity involved in the transaction, and (1) all related persons hold less than a 10% equity interest of the entity involved in the transaction, (2) the related person and immediate family members have and are not negotiating the transaction and have and will not receive any related special benefits, and (3) the transaction amount involves less than the greater of (A) $200,000 or (B) 5% of the annual gross revenues of the company receiving payment in the transaction; or

•	Interests arising only from the ownership of a class of our company’s stock if all stockholders of that class receive the same benefit on a pro rata basis; or

•	Interests arising only because a significant stockholder or an immediate family member is indebted to us.

In addition, our Board has determined that the following transactions are not related person transactions for purposes of this policy:

•	A transaction that involves compensation to an executive officer if the compensation has been approved by the Compensation Committee or our Board, as applicable; or

•	A transaction that involves compensation to a director for services as a director of our company if such compensation is reported pursuant to applicable law; or

•	A transaction that is specifically contemplated by provisions of our certificate of incorporation or by-laws; or

•	A transaction awarded under a competitive bid process.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Board or the Compensation Committee in the manner specified in its charter and consistent with our policies.

Related Person Transactions

On March 14, 2014, we entered into a consulting agreement with Communispace Corporation, or Communispace, following a review of potential vendors and a determination that Communispace was the most qualified to perform the services we required. Pursuant to the terms of the agreement, Communispace will provide us with certain market research advice. Ms. Hessan, a member of our board of directors, serves as chairman of the board of directors of Communispace and previously served as Communispace’s chief executive officer. We expect the value of our agreement with Communispace to be approximately $300,000.

Except as described in the preceding paragraph, since December 26, 2012 (the beginning of our most recently completed fiscal year), we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our Common Stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with the compensation of our directors and executive officers, employment agreements and other agreements described below under “Executive and Director Compensation and Related Matters”.

Communicating with the Independent Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Lead Independent Director and the Chairman of the Committee on Nominations and Corporate Governance, with the assistance of our Chief Legal Officer, are primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as they consider appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Chief Legal Officer considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters that are duplicative communications.

Stockholders who wish to send communications on any topic to the Board should address such communications to: Board of Directors, c/o Secretary, Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127.

Additionally, we have established a confidential process for reporting, investigating and resolving employee and other third party concerns related to accounting, auditing and similar matters under the Sarbanes-Oxley Act of 2002. Stockholders may confidentially provide information to one or more of our directors by contacting a representative at our Ethics Hotline who will forward the information to the appropriate director. The Ethics Hotline is operated by an independent, third party service. Within the United States and Canada, the Ethics Hotline can be reached by dialing toll-free (888) 840-4151 or by email at PaneraEthicsHotline@tnwinc.com.

Standards of Business Conduct

We have adopted a written Standards of Business Conduct, a code of ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the Standards of Business Conduct on the Corporate Governance page of the Our Company — Investor Relations section of our website, www.panerabread.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq’s listing standards concerning any amendments to, or waivers from, any provision of the Standards of Business Conduct.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed our audited financial statements for fiscal 2013 and has discussed these financial statements with our management and PricewaterhouseCoopers LLP, our independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the Public Company Accounting Oversight Board, or PCAOB, AU Section 380 (Communication with Audit Committees) as modified or supplemented.

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter from the independent auditor required by PCAOB Rule 3526 (Communicating with Audit Committees Concerning Independence), as modified or supplemented. The Audit Committee has discussed with the independent registered public accounting firm its independence from us.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

By the Audit Committee of the Board of Directors of Panera Bread Company.

Domenic Colasacco (Chair)
Fred K. Foulkes, D.B.A.
Larry J. Franklin

Executive Officers of the Company

Certain information regarding our executive officers, as of March 31, 2014, is set forth below. Generally, our Board appoints our officers annually, although our Board or an authorized committee of our Board may appoint officers at other times. Biographical information for Messrs. Shaich and Moreton, who serve as directors and executive officers of the Company, may be found in the section entitled “Board of Directors and Management.”

Name	Age	Position(s)
Ronald M. Shaich	60	Chairman and Chief Executive Officer
William W. Moreton	54	Executive Vice Chairman
Roger C. Matthews, Jr.	44	Executive Vice President, Chief Financial Officer
Charles J. Chapman III	51	Executive Vice President, Chief Operating Officer
Scott G. Davis	50	Executive Vice President, Chief Concept and Innovation Officer
Blaine E. Hurst	57	Executive Vice President, Technology and Transformation
Michael D. Simon	55	Executive Vice President, Chief Marketing Officer
Mark R. Wesley	59	Executive Vice President, Chief Development Officer
Scott G. Blair	56	Senior Vice President, Chief Legal Officer, General Counsel and Secretary
Mark A. Borland	61	Senior Vice President, Chief Supply Chain Officer
Irene E. Cook	55	Senior Vice President, Chief Company and Joint Venture Operations Officer
Elizabeth A. Dunlap	52	Senior Vice President, Chief People Officer
Thomas C. Kish	48	Senior Vice President, eCommerce Customer Service Centers
John M. Meister	45	Senior Vice President, Chief Information Officer
William H. Simpson	51	Senior Vice President, Chief Franchise Officer
Bryan C. Timko	40	Senior Vice President, Strategy
Daniel A. Wegiel	38	Senior Vice President, Panera to You
Mark D. Wooldridge	39	Vice President, Controller and Chief Accounting Officer

Roger C. Matthews, Jr.    Mr. Matthews has served as our Executive Vice President, Chief Financial Officer since March 2013. Prior to joining us, Mr. Matthews served in various positions at Goldman Sachs & Co. from 1996 until January 2013. Mr. Matthews served as Managing Director, Investment Banking Division, in its Consumer/Retail Group, focused on the U.S. Restaurant Sector from 2006 until January 2013.

Charles J.(Chuck) Chapman III.    Mr. Chapman has served as our Executive Vice President, Chief Operating Officer since June 2012, prior to which he served as our Executive Vice President, Development, New Business, and IT from November 2011 to June 2012. Mr. Chapman served on our Board from January 2008 until November 2011. From January 2001 until October 2011, Mr. Chapman served in several leadership positions at Dairy Queen, a subsidiary of Berkshire Hathaway, including most recently as Chief Operating Officer. Mr. Chapman also previously served as Chief Operating Officer of Bruegger’s Bagels Inc. and as President and co-Owner of Beantown Bagels, a Bruegger’s franchise. Additionally, he has held various marketing and operations positions with Darden Restaurants and began his career with the consulting firm Bain & Company.

Scott G. Davis.    Mr. Davis has served as our Executive Vice President, Chief Concept and Innovation Officer since May 2010, prior to which he served as our Senior Vice President, Chief Concept Officer from May 1999 until May 2010. Mr. Davis joined us in 1987, and from May 1996 until May 1999, he served as our Director of Concept Services and Customer Experience.

Blaine E. Hurst.    Mr. Hurst has served as our Executive Vice President, Technology and Transformation since May 2013. Mr. Hurst served as our Senior Vice President, Technology Business Strategies from January 2011 to May 2013. From October 2002 until January 2011, Mr. Hurst was an entrepreneur and independent consultant, assisting numerous restaurant, retail and distribution companies. From January 2001 until October 2002, Mr. Hurst served as President of eMac Digital, LLC — Restaurant Technology Solutions. He also served as Vice Chairman and President, Executive Vice President — Chief Administrative Officer and Vice President — Information Services, at Papa John’s International Inc., a chain restaurant operator, from February 1995 until December 2000.

Michael D. Simon.    Mr. Simon has served as our Executive Vice President, Chief Marketing Officer since March 2013, prior to which he served as our Senior Vice President, Chief Marketing Officer from October 2009 until March 2013. Prior to joining us, Mr. Simon served in various positions at Campbell Soup Company and its subsidiaries from 1992 until October 2009, including Senior Vice President/General Manager of the Snacks Division at Pepperidge Farm, Inc., as well as senior marketing positions within Pepperidge Farm’s Bakery Division and Godiva Chocolatier, Inc.

Mark A. Wesley.    Mr. Wesley has served as our Executive Vice President, Chief Development Officer since June 2013. Prior to joining us, Mr. Wesley served in various positions for Starbucks Coffee Company from 1993 to 2013, including Senior Vice President from 2000 until 2013.

Scott G. Blair.    Mr. Blair has served as our Senior Vice President, Chief Legal Officer, General Counsel and Secretary since January 2008. From March 2003 until January 2008, Mr. Blair served as our Special Counsel for Employee Relations and also maintained a sole proprietorship law firm concentrating on employment law. Prior to joining us, Mr. Blair previously served as a partner in the Boston law firm Stoneman, Chandler & Miller, where he represented a range of clients before the National Labor Relations Board, Massachusetts Commission Against Discrimination, Equal Employment Opportunity Commission, Department of Labor and numerous other state and federal agencies.

Mark A. Borland.    Mr. Borland has served as our Senior Vice President, Chief Supply Chain Officer since August 2002. Mr. Borland joined our company in 1986 and held management positions with Au Bon Pain and Panera Bread until 2000, including Executive Vice President, Vice President of Retail Operations, Chief Operating Officer and President of Manufacturing Services. From March 2000 until March 2001, Mr. Borland served as Senior Vice President of Operations at RetailDNA, a provider of sales and marketing products.

Irene E. Cook.    Ms. Cook has served as our Senior Vice President, Chief Company and Joint Venture Operations Officer since May 2012. Ms. Cook joined our management team in 2004 as Vice President of Learning and Development, then served as Vice President, Operations from January 2006 until May 2012. Prior to joining Panera, Ms. Cook served as Vice President, Training and Recruiting, and Director of Training at Bertucci’s Corporation. She also previously served in training and management roles at Nutri-System, Inc. and Boston Chicken, Inc.

Elizabeth A. Dunlap.    Ms. Dunlap has served as our Senior Vice President, Chief People Officer since June 2011. Ms. Dunlap previously served as Chief Human Resources Officer for Christie’s International, a global art business, from March 2008 until May 2010. From March 1997 until March 2008, she held several positions at Campbell Soup Company, including Vice President of Human Resources for Campbell’s Away From Home division and Vice President for Godiva Chocolatier. She has also held human resources positions at Sizzler Restaurants, Disney Consumer Products, Taco Bell and Carnation/Nestle.

Thomas C. Kish.    Mr. Kish has served as our Senior Vice President, eCommerce Customer Service Centers since June 2013. Mr. Kish previously served as our Senior Vice President, Chief Technology Officer from September 2012 until June 2013 and as our Senior Vice President, Chief Information Officer, from December 2004 until September 2012. From April 2001 until December 2004, Mr. Kish served as our Vice President, Chief Information Officer. Prior to joining us, Mr. Kish served as Vice President, Information and Support Services for Papa John’s International, a chain restaurant operator, from 1995 until 2001.

John M. Meister.    Mr. Meister has served as our Senior Vice President, Chief Information Officer since June 2013. Prior to joining us, Mr. Meister served as Group Head – Information Technology with MasterCard Worldwide from April 1998 to June 2013. While at MasterCard, Mr. Meister was responsible for all Global Transaction Processing Systems, including Authorization, Clearing and Debit systems. In addition, Mr. Meister was responsible for the Information and Analytics platforms. From June 1991 to April 1998, Mr. Meister served as a management consultant with Accenture, where he oversaw a number of major corporate accounts.

William H. Simpson.    Mr. Simpson has served as our Senior Vice President, Chief Franchise Officer since October 2012. Since 2002, Mr. Simpson has served in various positions with us, including Senior Vice President, Chief Development Officer and Chief Franchise Officer from May 2012 until October 2013, Senior Vice President, Chief Company and Joint Venture Operations Officer from April 2006 until May 2012 and Vice President, Retail Operations from February 2005 until April 2006. From June 1998 until November 2002, Mr. Simpson served as Vice President of Franchise Operations and Regional Vice President of Company Operations for Bennigan’s Restaurants, a chain restaurant operator.

Bryan C. Timko.    Mr. Timko has served as our Senior Vice President, Strategy since January 2014. Prior to joining us, Mr. Timko served in various positions at Staples, Inc. from February 2006 to January 2014, including, Vice President, New Business Development from September 2013 to January 2014, Vice President, General Merchandise Manager – U.S. Stores and Online from August 2012 to September 2013 and Vice President, Divisional Merchandise Manager U.S. Stores, Merchandising, from December 2009 to August 2012 and Director, Portfolio Group from February 2006 to December 2009.

Dan A. Wegiel.    Mr. Wegiel has served as our Senior Vice President, Panera to You since March 2014 and prior to that served as Senior Vice President, Strategic Initiatives from October 2013 to March 2014. Prior to joining us, Mr. Wegiel served in various positions at Staples, Inc. from 2001 until October 2013, including as Senior Vice President of New Business Development from September 2012 to October 2013, Senior Vice President, Merchandising from March 2012 to September 2012, Vice President, Technology Merchandising from January 2010 to March 2012 and Vice President, Office Supplies Merchandising from January 2007 to January 2010.

Mark D. Wooldridge.    Mr. Wooldridge has served as our Vice President, Controller since October 2013, as our Chief Accounting Officer since April 2007, as our Vice President of Accounting and Director, Associate Controller from January 2012 until October 2013, as our Assistant Controller from March 2010 until January 2012, and as our Director, External Reporting and Accounting from August 2006 until March 2010. Prior to joining us, Mr. Wooldridge served as Director, Financial Reporting and Manager, Financial Reporting for Solutia, Inc., a manufacturer of specialty chemicals and performance materials, from August 2003 until August 2006. Prior to Solutia, Inc., Mr. Wooldridge served in the Audit and Assurance Business Services practice with Ernst & Young from September 1997 until August 2003.

EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is designed to provide our stockholders with an understanding of our compensation philosophy, objectives, programs and process, as well as the compensation paid to our named executive officers, or NEOs, in fiscal 2013. For fiscal 2013, our NEOs were:

•	Ronald M. Shaich, our Chairman and Chief Executive Officer;

•	William W. Moreton, who served as our President and Co-Chief Executive Officer until August 1, 2013 and began serving as our Executive Vice Chairman on August 1, 2013;

•	Roger C. Matthews, Jr., who began serving as our Executive Vice President, Chief Financial Officer on March 18, 2013;

•	Thomas P. Kelly, who served as our Interim Chief Financial Officer from April 9, 2012 until March 17, 2013;

•	Scott G. Davis, our Executive Vice President, Chief Concept and Innovation Officer;

•	Blaine E. Hurst, our Executive Vice President, Technology and Transformation; and

•	Michael D. Simon, our Executive Vice President, Chief Marketing Officer.

Executive Summary

Compensation Objectives and Philosophy

Our executive compensation program is designed to meet the following primary objectives:

(1)	Management Recruitment and Retention. Attract, retain and motivate qualified and talented executive officers by offering an executive compensation package that is reasonable and competitive within the industries within which we compete for talent;

(2)	Performance-Based Compensation. Incent our executive officers to achieve our short-, intermediate- and longer-term performance objectives; and

(3)	Long-Term Focus on Stockholder Value. Align our executive officers’ interests with those of our stockholders in order to attain our ultimate objective of increasing stockholder value through the use of mid- and long-term cash and equity compensation.

Say-on-Pay Feedback from Stockholders

In 2013, we submitted our executive compensation program to an advisory vote of our stockholders and it received the support of over 97% of the total votes cast at our 2013 Annual Meeting of Stockholders. Annually, our Compensation Committee intends to review the results of the advisory stockholder vote and will consider this feedback as it reviews and determines the total compensation packages for our NEOs.

Elements of Compensation

Our executive compensation program is comprised of three basic elements:

Element	Fixed or Variable	Objectives

Base Salary	Fixed	To attract and retain executives by offering fixed compensation that is generally competitive with market opportunities and that recognizes each executive’s position, role, responsibility and experience.

Annual Cash Incentive	Variable	To motivate and reward the achievement of our annual performance objectives.

Long-Term Incentives	Variable	To motivate and reward the achievement of mid- and long-term performance objectives, align our executive officer’s interests with those of our stockholders by focusing on the creation of long-term stockholder value and to promote the retention of our executives and key management personnel.

We provide benefits to our executive officers at levels that are generally comparable to those offered to all our full-time management employees. Perquisites are not a significant part of our executive compensation program. Both benefits and the limited perquisites we offer to our NEOs are described in more detail below.

Executive Compensation Processes and Roles of Management, the Compensation Committee, and Compensation Consultant

Our executive compensation is based in part on the organization levels of our executive officers, which are comprised of Chief Executive Officer, Executive Vice Chairman, Executive Vice President and two Senior Vice President levels. Each component of the compensation of our Chairman and Chief Executive Officer, Mr. Shaich, and our Executive Vice Chairman, Mr. Moreton, is established by our Board upon the recommendation of our Compensation Committee, with third party advisory support as determined appropriate by our Compensation Committee. Each component of compensation of our other executive officers is established by our Compensation Committee, upon the recommendation of our Chief Executive Officer and any third party advisers as determined appropriate.

The Compensation Committee has implemented an annual performance review program for our executives under which annual performance goals are determined early in each calendar year for each of our executive officers. These goals may include both corporate goals and individual department-specific goals that facilitate the achievement of corporate performance. Annual bonuses are tied to the achievement of these performance goals.

During the first quarter of each fiscal year, we evaluate corporate and, as applicable, individual performance against the goals for the recently completed fiscal year. Our Chief Executive Officer presents to the Compensation Committee an evaluation of each of the other executive officers’ performance, as well as a recommendation for annual executive salary increases and annual bonus awards, if any. These evaluations and recommendations are then discussed by the Compensation Committee, which approves salary increases and annual bonus awards for the executives. In the case of our Chairman and Chief Executive Officer, his individual performance evaluations are conducted by the Compensation Committee, which recommends salary increases and annual bonus awards, if any, to the Board for consideration and approval.

During the third quarter of each year, the Compensation Committee and Board grant long-term equity and performance awards under our 2005 Long Term Incentive Program to our executive officers based on long-term incentive compensation targets that have been established. Newly hired and promoted executives may be granted supplemental awards, if any, at a Compensation Committee meeting following their hiring or promotion dates.

The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. In fiscal 2013, our Compensation Committee retained an independent compensation consultant, W.T. Haigh & Company, Inc., or W.T. Haigh, to assist the Compensation Committee with reviewing the Compensation Discussion and Analysis disclosure. W.T. Haigh reports directly to the Compensation Committee and does not provide any other services to us.

Market Surveys and Competitive Analysis

In fiscal 2012, in connection with its evaluation of the compensation of our executive officers, the Compensation Committee engaged W.T. Haigh to conduct a survey of the direct compensation, including base salary and short- and long-term incentives, paid to executive officers of a peer group of publicly traded companies in the restaurant industry. The peer companies were selected based primarily on the balance of the following criteria:

•	companies in the restaurant industry whose organizational structure, number of employees and market capitalization are similar, though not necessarily identical, to ours;

•	companies with similar executive positions to ours;

•	companies against which we believe we compete for executive talent; and

•	public companies based in the United States whose compensation and financial data are publicly available.

Based on these criteria, our peer group for fiscal 2012 was comprised of the following companies:

Bob Evans Farms, Inc.	Chipotle Mexican Grill, Inc.	Papa John’s International Inc.
Brinker International, Inc.	Cracker Barrel Old Country Store	P.F. Chang’s China Bistro, Inc.
Buffalo Wild Wings, Inc.	Darden Restaurants, Inc.	Red Robin Gourmet Burgers, Inc.
CEC Entertainment, Inc.	DineEquity, Inc.	Ruby Tuesday, Inc.
The Cheesecake Factory Incorporated	Domino’s Pizza, Inc.	Texas Roadhouse, Inc.

W.T. Haigh also reviewed with the Compensation Committee survey data regarding the compensation of executive officers at certain companies in the retail and consumer industries, as well as in general commercial industries. The Compensation Committee reviewed the peer group and survey data presented by W.T. Haigh to supplement its general understanding of current compensation practices and levels. The Compensation Committee does not target any compensation element or total compensation to any specified level of the companies included in the data presented.

Determining Executive Compensation

Our Compensation Committee’s goal is to determine executive officers’ overall total compensation levels and to ensure such compensation reflects an appropriate mix between cash payments and equity incentive awards to meet short-, intermediate- and long-term goals and objectives. The mix of compensation is designed to reward achievement of annual performance objectives, drive mid- to long-term company performance and focus on the creation of stockholder value. At the target level of performance, variable, at-risk annual incentive bonuses and long-term incentive compensation are designed to constitute a significant percentage of an executive’s total compensation.

We offer total compensation packages for our NEOs at levels we consider to be competitive with the compensation paid to executive officers at companies of similar size in the restaurant, retail and consumer industries. Our programs are structured to be variable and to be consistent with short- and longer-term company and individual performance. With respect to compensation awarded in fiscal 2013, our targeted fixed compensation versus variable compensation was structured as follows for our Co-Chief Executive Officers and other named executive officers:

*	Excludes Thomas P. Kelley, our interim Chief Financial Officer.

We believe our executive compensation should be structured to balance appropriately annual cash compensation with longer-term equity- and cash-based compensation elements. With respect to compensation awarded in 2013, our target annual cash versus long-term equity-based compensation was structured as follows for our Co-Chief Executive Officers and other named executive officers:

*	Excludes Thomas P. Kelley, our interim Chief Financial Officer.

The following table sets forth the target percentages and actual percentages for salary, annual incentive bonus and long-term incentive compensation earned in fiscal 2013 by our NEOs.

	Target Fiscal 2013 Compensation Mix			Actual Fiscal 2013 Compensation Mix
		Tied to Panera Performance			Tied to Panera Performance
Name	Salary	Target annual incentive bonus	Target long-term incentive compensation(1)	Salary	Actual annual incentive bonus	Actual long-term incentive compensation(2)

Ronald M. Shaich(3) Chairman and Chief Executive Officer	24%	24%	52%	30%	0%	70%

William W. Moreton(3) Executive Vice Chairman Former President and Co-Chief Executive Officer	23%	23%	54%	28%	0%	72%

Roger C. Matthews, Jr.(4) Executive Vice President, Chief Financial Officer	40%	20%	40%	41%	14%	45%

Thomas P. Kelly(5) Former Interim Chief Financial Officer	100%	—	—	100%	—	—

Scott G. Davis Executive Vice President, Chief Concept and Innovation Officer	38%	19%	43%	38%	13%	49%

Blaine E. Hurst Executive Vice President, Technology and Transformation	40%	18%	42%	40%	12%	48%

Michael D. Simon Executive Vice President, Chief Marketing Officer	39%	20%	41%	39%	13%	48%

(1)	Target long-term incentive compensation consists of the total of the value of restricted stock and choice awards granted in fiscal 2013, valued as of the date of grant, plus the target performance award payment for Long Term Incentive Program performance awards granted in the fiscal year ended December 27, 2011, which we refer to as fiscal 2011, the performance period for which was completed at the end of fiscal 2013.

(2)	Actual long-term incentive compensation consists of the total of the value of restricted stock and choice awards granted in fiscal 2013, valued as of the date of grant, plus the actual performance award payment for Long Term Incentive Program performance awards granted in fiscal 2011, the performance period for which was completed at the end of fiscal 2013.

(3)	Mr. Moreton served as our President and Messrs. Shaich and Moreton served as our Co-Chief Executive Officers until August 1, 2013. On August 1, 2013, Mr. Moreton ceased serving as President and Co-Chief Executive Officer and began serving as our Executive Vice Chairman. Mr. Shaich continued serving as Chief Executive Officer.

(4)	Mr. Matthews began serving as our Executive Vice President, Chief Financial Officer and principal financial officer on March 18, 2013. The calculations of the percentages reflected in the table above for Mr. Matthews exclude (a) the restricted stock awards of 3,393 shares of Class A Common Stock and (b) the SSAR award with respect to 1,755 shares of Class A Common Stock granted to Mr. Matthews in connection with his appointment as our Executive Vice President, Chief Financial Officer, effective as of March 18, 2013.

(5)	Mr. Kelly served as our Interim Chief Financial Officer and principal financial officer from April 9, 2012 until March 17, 2013. Mr. Kelly was not eligible to receive an annual incentive bonus or awards under our Long Term Incentive Program.

Base Salary.    The base salary of our executive officers is intended to be competitive with the salary offered by companies of similar size in the restaurant, retail and consumer industries. Base salary is not targeted to any specific competitive level versus salaries paid within the industry surveys described above. While the Compensation Committee did review our executive officers’ compensation for fiscal 2013 against the compensation levels of comparable positions of our peer group, it did not benchmark our executive officers’ compensation against our peer group in determining fiscal 2013 compensation.

The base salaries of all of our full-time employees, including our executive officers, are reviewed annually and may be increased to reflect an individual’s role, responsibility, experience or prior performance, cost-of-living adjustments, revised market standards, promotions or other adjustments, as determined appropriate by our Compensation Committee. Annual base compensation reviews are conducted for increases and promotions during the first quarter of each fiscal year. Base compensation reviews are also conducted during the fiscal year as appropriate for promotions. The base compensation of all our full-time employees is paid through standard payroll payments.

The following table sets forth the annual base salaries of our NEOs for fiscal 2013 and fiscal 2012.

Name and Principal Position	Fiscal 2013 Salary	Fiscal 2012 Salary
Ronald M. Shaich Chairman and Chief Executive Officer	$800,000	$630,360
William W. Moreton Executive Vice Chairman Former President and Co-Chief Executive Officer	$800,000	$630,360
Roger C. Matthews, Jr. Executive Vice President, Chief Financial Officer	$600,000	—
Thomas P. Kelly Former Interim Chief Financial Officer	$600,000	$600,000
Scott G. Davis Executive Vice President, Chief Concept and Innovation Officer	$525,000	$420,240
Blaine E. Hurst Executive Vice President, Technology and Transformation	$525,000	$367,710
Michael D. Simon Executive Vice President, Chief Marketing Officer	$525,000	$367,710

For fiscal 2013, the Board and the Compensation Committee approved increases in the annual base salaries of our NEOs. After reviewing the survey data provided by W.T. Haigh and considering internal salary equity in light of our hiring of Mr. Matthews as Executive Vice President, Chief Financial Officer, the Compensation Committee approved an increase in (and with respect to our Co-Chief Executive Officers, recommended an increase in) the salaries of our executive officers in an effort to ensure internal salary equity, remain competitive with companies with which we compete for executive talent and attract the essential executive talent we believe is necessary for us to achieve our goals and objectives. In addition, our Compensation Committee approved a 43% increase in Mr. Hurst’s base salary in connection with his promotion to Executive Vice President, Technology and Transformation, effective as of May 21, 2013 and a 43% increase in Mr. Simon’s base salary in connection with his promotion to Executive Vice President, Chief Marketing Officer, effective as of January 1, 2013.

All NEOs, except for Mr. Moreton, received a 3% increase in base salary for fiscal 2014. Following his transition to Executive Vice Chairman, Mr. Moreton will receive a base salary of $450,000 in fiscal 2014.

Annual Incentive Bonus.    We believe that cash bonuses are an important factor in motivating our executive officers to perform at their highest level toward achievement of our primary company annual performance objectives. We believe achievement of these objectives will improve short-term operational and financial results, long-term growth and stockholder value. We also believe that establishing cash bonus opportunities is an important factor in attracting and retaining talented and qualified executives.

For fiscal 2013, the target annual incentive bonus for our NEOs, other than Mr. Kelly, who was not eligible to receive an annual incentive bonus, ranged from 50% to 100% of each executive officer’s base salary, based on organization level, with a maximum range of bonus payout potential from zero to two times the executive’s target bonus. The following are the fiscal 2013 target annual incentive levels for our NEOs:

Executive	Target as % of Salary	Target Amount
Ronald M. Shaich Chairman and Chief Executive Officer	100%	$800,000
William W. Moreton Executive Vice Chairman Former President and Co-Chief Executive Officer	100%	$800,000
Roger C. Matthews, Jr. Executive Vice President, Chief Financial Officer	50%	$233,242	(1)
Thomas P. Kelly Former Interim Chief Financial Officer	—	—
Scott G. Davis Executive Vice President, Chief Concept and Innovation Officer	50%	$262,500
Blaine E. Hurst Executive Vice President, Technology and Transformation	50%	$225,653	(2)
Michael D. Simon Executive Vice President, Chief Marketing Officer	50%	$262,500

(1)	Mr. Matthews began serving as our Executive Vice President, Chief Financial Officer and principal financial officer on March 18, 2013. This amount represents a prorated portion of his target annual incentive level for fiscal 2013.

(2)	Mr. Hurst was promoted to Executive Vice President, Technology and Transformation on May 21, 2013. This amount represents a target annual incentive level that is based on an annual base salary of $425,000 from January 2, 2013 through May 20, 2013 and $525,000 beginning on May 21, 2013.

The annual incentive bonus for our NEOs, if any, is discretionary and is typically based on the attainment of company-wide performance goals. We generally establish between four and six company-wide performance goals, which are designed to improve our overall operational and financial results. These goals are approved by the Compensation Committee annually. Each company-wide performance goal is prioritized and weighted as a portion of the total potential bonus payout. The performance expectations for each performance goal at the target bonus payment level are generally set at a level that is considered difficult to achieve, but attainable. Based on the level of achievement against these goals, each participant is eligible to receive a bonus payment equal to a specified percentage of his or her annual salary. Our Board and the Compensation Committee have discretion in evaluating awards and approving the final award payouts.

Our annual performance bonus metrics are designed to drive key initiatives in order to achieve our short-, medium- and long-term financial goals. The determination of these goals begins with our annual internal financial planning process. We set our internal targeted plan to create challenging incentives for executive performance. While we do not publicly disclose our internal metric targets because of the potential competitive harm that would result, we publicly announce more general performance measures, such as diluted earnings per share, or EPS, which the achievement of our internal annual performance objectives are intended to drive. For example, our initial diluted EPS growth guidance for fiscal 2013 was targeted at 17% to 19%, which represents an aggressive growth target that we believed to be difficult to achieve. In view of these challenging broader performance targets, and the fact that achievement of our internal annual bonus performance objectives metrics are designed to drive them, management and the Compensation Committee believe that achievement of our internal incentive targets are also difficult to achieve.

For fiscal 2013, the company-wide performance measures comprising the Company’s annual incentive bonus, the relative weighting of each measure, the Company’s actual achievement during the performance period as a percentage of target and the weighted performance outcome for each measure were as follows:

Performance Measure	Component Weighting	Actual Achievement During Performance Period (as a % of target)	Weighted Performance
Diluted earnings per share in fiscal 2013	55%	0%	0%
Gross profit growth in fiscal 2013 versus fiscal 2012	20%	0%	0%
Differential between gross profit growth and growth in expenses below gross profit in fiscal 2013 versus fiscal 2012	10%	0%	0%
Total net sales for all Company-owned bakery-cafes opened in fiscal 2013	7.5%	160%	12%
Growth in supply chain profit in fiscal 2013 versus 2012	7.5%	55%	4%

		Total Weighted Average	16%

For fiscal 2013, the bonus payout achievement attributed to the company incentive goal portion of our annual incentive bonus program was scored at 16% of the target level. Consistent with its discretionary authority to determine the appropriate payout for our annual bonus program, with respect to fiscal 2013, the Compensation Committee reviewed both the official scoring of the bonus metrics established at the beginning of the year and then applied its judgment to put that score in the context of performance realized at the end of the year. For fiscal 2013, while the company-wide annual performance metrics scored well below the 100% target level, the Compensation Committee determined that it was appropriate to pay bonuses at a somewhat higher level than the total weighted average score. In making this determination, the Compensation Committee primarily considered the fact that that the Company undertook significant investments during 2013 that impacted its financial results, such as those related to technology and labor designed to improve our operational capabilities, many of which were not contemplated when the metrics were developed at the beginning of 2013. The Compensation Committee also noted that while our corporate performance results were below its expectations for fiscal 2013, as a whole, the Company performed at a higher level than many of its industry peers. As such, the Compensation Committee determined that the annual incentive goal scoring, as reflected in the achievement level ascribed to certain operational and financial metrics, did not appropriately reflect the Company’s overall performance for fiscal 2013.

While the Compensation Committee recommended, and the full Board approved, an annual bonus for each of Messrs. Shaich and Moreton consistent with the levels approved for the other executive officers, Messrs. Shaich and Moreton elected to forgo any incentive bonus payment for 2013 in order to increase the bonus pool available to the Company’s executive officers and other eligible associates. In addition, the Company’s executive officers supported the Chief Executive Officer’s recommendation to the Compensation Committee that they receive annual incentive bonuses set at 65% of each executive officer’s target, which was a modestly lower payout than other participants in the plan (which was generally set at 75%).

The following annual incentive bonuses were paid to each of our NEOs for fiscal 2013 performance. Mr. Kelly was not eligible to receive any annual incentive bonus for fiscal 2013. For fiscal 2013, company-specific metrics represented 100% of the total for our annual incentive bonuses for each of our executive officers, including our Chairman and Chief Executive Officer and our Executive Vice Chairman. All awards were set at 65% of each NEOs target, consistent with the determination of the Compensation Committee as described above:

Executive	FY 2013 Annual Incentive Bonus
Ronald M. Shaich Chairman and Chief Executive Officer	$0	(1)
William W. Moreton Executive Vice Chairman Former President and Co-Chief Executive Officer	$0	(1)
Roger C. Matthews, Jr. Executive Vice President, Chief Financial Officer	$151,607	(2)
Scott G. Davis Executive Vice President, Chief Concept and Innovation Officer	$170,625
Blaine E. Hurst Executive Vice President, Technology and Transformation	$146,675	(3)
Michael D. Simon Executive Vice President, Chief Marketing Officer	$170,625

(1)	Messrs. Shaich and Moreton elected to forgo, and will not be paid, their approved annual incentive bonuses of $525,000 for fiscal 2013.

(2)	Mr. Matthews began serving as our Executive Vice President, Chief Financial Officer and principal financial officer on March 18, 2013. This amount is based on a prorated portion of his target annual incentive level for fiscal 2013.

(3)	Mr. Hurst was promoted to Executive Vice President, Technology and Transformation on May 21, 2013. This amount is based on a target annual incentive level for fiscal 2013 that is based on an annual base salary of $425,000 from January 2, 2013 through May 20, 2013 and $525,000 beginning on May 21, 2013.

Annual Bonus for our Chairman and Chief Executive Officer and our Executive Vice Chairman.     The payment and amount of Messrs. Shaich’s and Moreton’s annual bonus is discretionary and determined by our Board following a review of our performance during the fiscal year on which the bonus is based. In making its determination, our Board, upon the recommendation of our Compensation Committee, may consider any number of factors, including the achievement of our corporate performance goals for that year and the recommendation of management and third party advisers. For fiscal 2013, our Board approved annual incentive bonuses for our Chairman and Chief Executive Officer and our Executive Vice Chairman at 65% of their target opportunity consistent with the determination of the Compensation Committee described above. However, our Chairman and Chief Executive Officer and our Executive Vice Chairman elected to forgo, and will not be paid, their approved annual incentive bonuses for fiscal 2013.

Other Eligible Employees and Other Programs.     The annual incentive bonus program is offered to all of our other employees at the manager level and above. Eligibility for our other management employees varies primarily by the organization level and level of achievement of each of several pre-established incentive goals approved by our Chairman and Chief Executive Officer. In place of the annual management incentive bonus program, we also offer special cash incentive bonus programs to targeted full-time management employees in an effort to accomplish key company initiatives. These special cash incentive bonus programs are tailored to drive achievement of our company performance objectives specifically targeted to our store operations, real estate development and manufacturing, as well as to reward applicable individual performance standards, including but not limited to safe driving records, customer service, sanitation and safety.

Long-Term Incentive Program Compensation

Our NEOs, along with our other management employees, are eligible to participate in our 2005 Long Term Incentive Program, which we refer to as our LTIP and which is a sub-plan under our 2006 Stock Incentive Plan.

Our LTIP is designed to align our executives’ long-term goals with those of our stockholders by providing participants with incentives to drive our long-term performance, and the LTIP is designed to provide our executives with the incentive to continue to drive our performance over multi-year periods. Accordingly, each award to our executive officers includes not only an annual grant of equity (restricted stock and stock settled appreciation rights, or SSARs), which vest over a five-year period, but also earned payments of cash and stock, based on our cumulative achievement of various operating performance metrics over a three-consecutive-fiscal-year period, which we refer to as an LTIP performance period. Participation in our LTIP in any given year is discretionary, as determined by our Compensation Committee, upon the recommendation of our Chairman and Chief Executive Officer.

The LTIP awards to our executive officers and other officers at the Vice President level are comprised of:

•	restricted stock awards;

•	choice awards in the form of restricted stock awards and SSAR awards at the participant’s election; and

•	performance awards in the form of a deferred payment of stock or cash (or a combination thereof), with the level of grant based on each participant’s organization level.

The restricted stock award and choice award components, which we describe below in more detail, together comprise half of these target awards. The performance award component, also described below in more detail, comprises the other half of these target award payments. However, the actual award payment of the performance award component will be adjusted, based on our performance over an LTIP performance period over which that component is measured. All LTIP grants are made at regularly scheduled meetings of our Board and Compensation Committee or, upon determination of the Compensation Committee, at a meeting convened on the first business day of any intervening month as appropriate.

In fiscal 2013, each of Messrs. Shaich and Moreton were eligible for an annual grant under the LTIP in an amount equal to 300% of his annual base salary, which includes eligibility for a performance award equal to 150% of his annual base salary, a choice award equal to 75% of his annual base salary, and a restricted stock award equal to 75% of his annual base salary.

The 2013 LTIP grants to our NEOs are set forth in the table below. Values reflected for each component are expressed as a percentage of annual base salary (at the rate in effect on the grant date) from which they are determined. In the case of the performance award, values are reflected at the target award, which will be adjusted based on our performance from fiscal 2013 through fiscal 2015. The values reflected in the table below differ from the values set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table with respect to choice awards because executives who elect to receive SSAR awards are granted such SSAR awards not as percentage of salary but rather as a ratio of the overall restricted stock grant the executive would have received had the award been granted 100% in restricted stock; and with respect to restricted stock awards, due to rounding since we do not grant fractional shares:

Name	2013 Restricted Stock Awards: Value (% Base Salary) on Grant Date		2013 Choice Award Value on Grant Date (% Base Salary at Grant Date) and Election(1)		Performance Award Value on Date of Grant of Target Award (% Base Salary at Grant Date)		Total Target LTIP Value (% of Base Salary at Grant Date)
Ronald M. Shaich Chairman and Chief Executive Officer	$600,000	75%	$600,000	75%	$1,200,000	150%	300%
William W. Moreton(2) Executive Vice Chairman Former President and Co-Chief Executive Officer	$600,000	75%	$600,000	75%	$1,200,000	150%	300%
Roger C. Matthews, Jr.(3) Executive Vice President, Chief Financial Officer	$187,500	31.25%	$187,500	31.25%	$347,020	57.8%	120.3%
Thomas P. Kelly(4) Former Interim Chief Financial Officer	—	—	—	—	—	—	—
Scott G. Davis Executive Vice President, Chief Concept and Innovation Officer	$164,063	31.25%	$164,063	31.25%	$328,125	62.5%	125%
Blaine E. Hurst Executive Vice President, Technology and Transformation	$164,063	31.25%	$164,063	31.25%	$312,764	60.8%	123.3%
Michael D. Simon Executive Vice President, Chief Marketing Officer	$164,063	31.25%	$164,063	31.25%	$328,125	62.5%	125%

(1)	Each of Messrs. Moreton, Matthews, Davis, Hurst and Simon elected to receive 100% of his 2013 Choice Award as a restricted stock award. Mr. Shaich elected to receive 100% of his 2013 Choice Award as a SSAR award.

(2)	While Mr. Moreton was granted a performance award in fiscal 2013, in connection with his transition from President and Co-Chief Executive Officer to Executive Vice Chairman and corresponding changes in compensation that were approved in March 2014, Mr. Moreton is no longer entitled to receive any payments in connection with such performance award.

(3)	Mr. Matthews began serving as our Executive Vice President, Chief Financial Officer and principal financial officer on March 18, 2013. The calculations of the percentages reflected in the table above for Mr. Matthews exclude (a) the restricted stock awards of 3,393 shares of Class A Common Stock and (b) the SSAR award with respect to 1,755 shares of Class A Common Stock granted to Mr. Matthews in connection with his appointment as our Executive Vice President, Chief Financial Officer, effective as of March 18, 2013.

(4)	Mr. Kelly served as our Interim Chief Financial Officer and principal financial officer from April 9, 2012 until March 17, 2013. Mr. Kelly was not eligible to receive an annual incentive bonus or awards under our Long Term Incentive Program.

Restricted Stock Awards.    Restricted stock awards make up 25% of each participant’s total LTIP annual target opportunity. Restricted stock awards are granted annually and are comprised of shares of Class A Common Stock that are subject to forfeiture. The shares of restricted stock underlying the restricted stock awards may not be sold or transferred and are generally not entitled to receive dividends paid on the Class A Common Stock, if any, until such shares vest. The shares of restricted stock vest over five years, with 25% of such shares vesting on each of the second, third, fourth and fifth anniversaries of the grant date, subject to continued employment with us. In the event of the executive’s death or disability between two vesting accrual periods, a pro rata portion of the additional restricted stock which would have vested had the participant not died or become disabled prior to the vesting accrual period next following the death or disability will be vested. Awards to our NEOs under the restricted stock award component, expressed as a percentage of base salary, range from 31.25% to 75%, based on the NEO’s organization level. Restricted stock awards were included in the LTIP to provide eligible participants with direct equity ownership, while also providing incentives to remain employed with us throughout the five-year period over which the shares underlying the award vest.

Choice Awards.    Choice awards are granted annually in the form of restricted stock and/or SSAR and make up 25% of each participant’s total LTIP annual target opportunity. The executive can elect to receive restricted stock or a SSAR award, or a combination of restricted stock and a SSAR award. A SSAR award entitles the recipient the right to receive the appreciation in value of such number of shares that is equal to a multiple of the number of shares of restricted stock that would have been awarded to the recipient under a restricted stock award. In fiscal 2013, the applicable multiple as determined by the Compensation Committee was three SSARs for each share of restricted stock. SSARs granted pursuant to a choice award have an exercise price equal to the closing price of the Class A Common Stock on The Nasdaq Global Select Market on the date of grant. SSARs vest over the same five-year period as restricted stock awards as described above, with 25% vesting on each of the second, third, fourth and fifth anniversaries of the grant date, subject to continued employment with us. The SSARs expire six years from the date of grant, but will be subject to earlier termination as provided in the award agreement. In the event of the executive’s death or disability between two vesting accrual periods, a pro rata portion of the additional portion of the SSAR that would have vested had the participant not died or become disabled prior to the vesting accrual period next following the death or disability will be vested. The provisions of the restricted stock awards described above also apply to the choice awards that the executive elects to receive as restricted stock awards, if any. Awards to our NEOs under the choice award component, like the restricted stock award component, expressed as a percentage of base salary, range from 31.25% to 75%, based on the NEO’s organization level. Taking the restricted stock award and choice award components together, the range of target awards to our NEOs for both components is 62.5% to 150% of base salary, based on the executive officer’s organization level. Choice awards were included in the LTIP to provide eligible participants with the flexibility to choose the form of award, given that each individual’s financial and other circumstances may vary.

Performance Awards.    The performance award component is based on the level of our cumulative achievement of predetermined performance metrics in each of three consecutive fiscal years which comprise the LTIP performance period for which the award is made. The performance award component makes up 50% of each participant’s total LTIP annual target opportunity. The performance award is earned based on our achievement of these predetermined company performance metrics, assuming the recipient remains employed by us throughout the LTIP performance period and on the date of payment. The performance metrics are established by our Compensation Committee and approved by our Board during the first year of the LTIP performance period to which the metrics pertain. Each performance metric, weighting of each metric, and award levels for each metric of the performance awards are communicated to each recipient. The performance awards are payable in a combination of cash and whole shares of Class A Common Stock as the Compensation Committee determines. In fiscal 2014, our Compensation Committee approved the payment of performance awards entirely in cash for the LTIP performance period ending in fiscal 2013. The target award payment for the NEOs ranges from 62.5% to 150% of base salary, based on organization level. However, the actual award payment will be adjusted, based on our performance over an LTIP performance period, and any other factors as determined by our Compensation Committee. The actual award payment for the performance award component ranges from zero, since it is eliminated if we fail to achieve the minimum threshold level for all of our performance metrics over the LTIP performance period, to double the individual’s targeted award payment if we achieve maximum performance in all of our performance metrics, subject to any adjustments as determined by our Compensation Committee. Additionally, our Compensation Committee may adjust the actual award payments up to the executive’s targeted award payout in the event the minimum threshold level of performance established by the Compensation Committee is not achieved if, in Compensation Committee’s judgment, the Company’s performance during the LTIP performance period is comparable or exceeds that of its peers, as determined by the Compensation Committee.

Our Board, on the recommendation of the Compensation Committee, has determined that, consistent with the terms of the LTIP, certain employees hired or promoted after the commencement of an existing LTIP performance period and eligible to receive performance awards under the LTIP would be eligible to receive payouts under such performance awards on a pro rata basis with respect to such LTIP performance period.

The LTIP performance period for LTIP performance awards granted in fiscal 2011 ended at the close of fiscal 2013. The LTIP performance award structure, performance targets, performance results and value of each component as a percentage of the target value of each award were as follows:

Performance Metric	Component Weighting	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Achievement during Performance Period	Calculated Payout as a Percent of Target Award
EPS Growth Total (1)	100%	17%	21%	>25%	22.2%	128%

(1)	Excludes the impact of stock repurchases and favorable tax-related adjustments of $3.8 million, or $0.13 per diluted share.

Based on the calculated payout as a percent of target award, the payments to our NEOs for the LTIP performance awards granted in fiscal 2011, which were paid in March 2014, were as follows:

Name	Target Performance Award Value on Date of Grant (% Base Salary at Grant Date)		Calculated Payout as a Percent of Target Award	Actual Payment
Ronald M. Shaich Chairman and Chief Executive Officer	$525,000	100%	128%	$672,000
William W. Moreton Executive Vice Chairman Former President and Co-Chief Executive Officer	$618,000	100%	128%	$791,040
Roger C. Matthews, Jr.(1) Executive Vice President, Chief Financial Officer	$98,612	16.4%	128%	$126,223
Thomas P. Kelly(2) Former Interim Chief Financial Officer	—	—	—	—
Scott G. Davis Executive Vice President, Chief Concept and Innovation Officer	$257,500	62.5%	128%	$329,600
Blaine E. Hurst(3) Executive Vice President, Technology and Transformation	$186,467	52.6%	128%	$238,679
Michael D. Simon(4) Executive Vice President, Chief Marketing Officer	$229,362	54.2%	128%	$293,584

(1)	Mr. Matthews began serving as our Executive Vice President, Chief Financial Officer and principal financial officer on March 18, 2013. The dollar amounts and percentages represent, or are based on, as applicable, a prorated portion of his target performance award value.

(2)	Mr. Kelly served as our Interim Chief Financial Officer and principal financial officer from April 9, 2012 until March 17, 2013. Mr. Kelly was not eligible to receive an annual incentive bonus or awards under our Long Term Incentive Program.

(3)	Mr. Hurst was promoted from Senior Vice President, Technology Business Strategies to Executive Vice President, Technology and Transformation on May 21, 2013. The dollar amounts represent, or are based on, as applicable, a target performance award value based on an annual base salary of $425,000 from January 2, 2013 through May 20, 2013 and $525,000 beginning on May 21, 2013, along with a corresponding change in the target percentage from 50% to 62.5% in connection with this promotion.

(4)	Mr. Simon was promoted to Executive Vice President, effective January 1, 2013. The dollar amounts represent, or are based on, as applicable, a target performance award value based on an annual base salary of $360,500 from December 29, 2010 through May 20, 2013 and $525,000 beginning on January 2, 2013, along with a corresponding change in the target percentage from 50% to 62.5% in connection with this promotion.

The performance metrics applicable to LTIP performance award grants made in fiscal 2011, fiscal 2012 and fiscal 2013 include specific EPS targets. The actual payments applicable to existing grants made in fiscal 2012 and fiscal 2013 cannot be determined because the awards are earned only if performance of each metric is achieved at the end of the LTIP performance period, which extends through the 2014 and 2015 fiscal years, respectively.

Other Eligible Employees.    The LTIP program, subject to certain adjustments based on the organization level or role of the participants, is generally available to all our full-time management employees. For fiscal 2013, approximately 862 employees received LTIP grants, including, in addition to our NEOs, eight other executive officers and approximately 854 other management employees.

Benefits

We make the following benefit packages generally available to our full-time employees, including our NEOs, upon satisfaction of eligibility requirements:

•	matching contributions to our 401(k) plan (up to defined limits);

•	payment of life insurance and accidental death and dismemberment premiums;

•	relocation reimbursements;

•	participation in our employee stock purchase plan and other benefit plans; and

•	payment of customary employer portion of premiums under medical benefit plans.

Perquisites

We also offer limited perquisites to our executive officers, which are not generally available to all employees, as follows:

Chairman and Chief Executive Officer.    Our Board has approved the following benefits for Mr. Shaich that he is eligible to receive for as long as he serves as our Chairman and Chief Executive Officer:

•	a monthly car allowance of $1,500;

•

travel by chartered jet for company business purposes, under hourly lease arrangements with various vendors, or via first class commercial air, provided that Mr. Shaich utilizes chartered jet for company business purposes only when reasonably necessary due to specific travel demands such as described below; and

•	reimbursement for outside legal expenses related to individual securities law compliance matters, such as beneficial ownership reporting and Rule 10b5-1 trading plans, up to $20,000 annually.

Executive Vice Chairman.    Our Board has approved the following benefits for Mr. Moreton that he is eligible to receive for as long as he serves as our Executive Vice Chairman:

•	a monthly car allowance of $1,500;

•	first class commercial air for business travel; and

•	reimbursement for outside legal expenses related to individual securities law compliance matters, such as beneficial ownership reporting and Rule 10b5-1 trading plans, up to $20,000 annually.

In making its determination to approve these services, our Board considered the range of these perquisites at other companies along with the travel requirement which may be placed on Messrs. Shaich and Moreton in visiting company-owned and franchise-operated bakery-cafes and attending meetings with our employees, franchisees, vendors and stockholders. Mr. Shaich is also approved to have his family accompany him in the chartered jet on business trips provided the aggregate incremental cost to us is de minimis.

Other NEOs

Our Board has approved the following benefits for our other NEOs:

•

Air travel utilizing services under contract — to offset the costs for business travel, our employees may accompany Mr. Shaich on company-related business trips under arrangements we may make to provide such chartered jet service. In addition, when such use does not conflict with use approved by our Board for Mr. Shaich, any of our executive officers may use services provided under these arrangements, provided he or she assumes responsibility for the total costs of such use. In fiscal 2013, none of our NEOs used these services.

•

As approved by our Compensation Committee, we may make available to our executive officers outside legal counsel selected by us for the purposes of obtaining advice related to individual securities law compliance matters, such as beneficial ownership reporting and Rule 10b5-1 trading plans, up to $3,000 annually per executive officer.

Except as described above, none of our NEOs is offered any other form of compensation qualifying as perquisites.

Employment Agreements

Except as described below with respect to Mr. Shaich’s severance agreement, we do not have employment agreements with any of our other NEOs, and we do not provide them any benefits payable by reason of retirement (other than under our 401(k) plan, as described in the Summary Compensation Table). Each of our other NEOs is subject to a non-competition agreement. As for all our employees at the director level and above, as well as certain individuals in positions below the director level, these non-competition agreements provide for payments of separation pay in the form and amount of continued base pay for up to specified terms, reduced by compensation received from other sources, along with continued health, dental and in some instances 401(k) benefits for the same term, in the event of our termination of employment without cause. The length of the maximum term during which separation pay may continue correlates to the applicable organization level, which in the case of our NEOs, and all other executive officers (other than Mr. Shaich), is one year.

In connection with Mr. Shaich’s resignation as our Chief Executive Officer in May 2010, we entered into a severance agreement with Mr. Shaich, pursuant to which we will provide the following benefits to Mr. Shaich if he is terminated for any reason by us or resigns for a qualifying reason (as set forth in the severance agreement)

or in the event of Mr. Shaich’s death while he is employed by us: severance in the gross amount of $2,000,000 in the event that such termination, resignation or death occurs prior to September 1, 2014. Pursuant to the terms of Mr. Shaich’s severance agreement, he will not receive any severance in the event that such termination, resignation or death occurs on or after September 1, 2014.

Accounting and Tax Considerations

The corporate financial reporting and income tax consequences of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation among individual elements. Overall, the Compensation Committee seeks to balance its objective of providing an effective compensation package to our NEOs with the desire to maximize the immediate deductibility of compensation, while ensuring an appropriate (and transparent) impact on reported earnings and other closely followed financial measures.

In making its compensation decisions the Compensation Committee has considered the potential effect of Section 162(m) of the Internal Revenue Code, which limits the tax deduction available to public companies for annual compensation in excess of $1,000,000 that is paid to our chief executive officer and to each other officer (other than our chief executive officer and chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among our three most highly paid executive officers, unless the compensation qualifies as “performance-based” or is otherwise exempt from Section 162(m). Stock options issued under our 2006 Stock Incentive Plan, including those issued pursuant to our LTIP, are intended to qualify for the exemption of “performance-based” compensation from the deductibility limit. However, the Compensation Committee may, in its judgment after considering the tax consequences and financial effects such action may have on us, design and authorize compensation elements that may not be deductible within Section 162(m) when it believes that such compensation is appropriate and in our best interests.

Report of the Compensation and Management Development Committee

The Compensation and Management Development Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation and Management Development Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation and Management Development Committee of the Board of Directors of Panera Bread Company.

Fred K. Foulkes, D.B.A. (Chair)
Thomas E. Lynch Larry J. Franklin

Summary Compensation

The following table sets forth information regarding the compensation earned by or paid to our NEOs during the fiscal years indicated.

Summary Compensation Table

Name and Principal Position(1)	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards (2)($)	Option Awards (2)($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (3)($)	Total ($)

Ronald M. Shaich	2013	793,475	—	599,946	606,066	672,000	25,792	2,697,280
Chairman and Chief	2012	626,308	945,540	945,360	—	1,854,000	35,639	4,406,847
Executive Officer (Principal Executive Officer)	2011	525,000	420,000	524,900	—	1,520,280	33,649	3,023,829

William W. Moreton	2013	793,475	—	1,199,892	—	791,040	19,277	2,803,684
Executive Vice Chairman	2012	629,855	945,540	945,360	—	1,147,526	19,191	3,687,472
Former President and Co-Chief Executive Officer (Former Principal Executive Officer)	2011	618,000	494,400	617,845	—	401,185	19,153	2,150,583

Roger C. Matthews, Jr.	2013	454,615	151,607	918,619	95,864	126,224	36,289	1,783,218
Executive Vice President, Chief Financial Officer (Principal Financial Officer)

Thomas P. Kelly	2013	154,615	—	—	—	—	7,318	161,933
Former Interim Chief Financial Officer (Former Principal Financial Officer)	2012	420,000	—	—	—	—	38,727	458,727

Scott G. Davis	2013	520,971	170,625	328,060	—	329,600	5,490	1,354,746
Executive Vice President,	2012	419,923	315,180	262,467	—	497,739	5,202	1,500,511
Chief Concept and Innovation Officer	2011	412,000	164,800	257,386	—	295,610	5,034	1,134,830

Blaine E. Hurst	2013	480,489	146,674	328,059	—	238,679	5,502	1,199,403
Executive Vice President, Technology and Transformation

Michael D. Simon	2013	518,950	170,625	360,632	—	293,584	5,178	1,348,969
Executive Vice President, Chief Marketing Officer	2012	367,433	220,626	408,678	—	360,000	4,953	1,361,690

(1)	None of Messrs. Matthews, Kelly, Hurst or Simon were NEOs in fiscal 2011, and Messrs. Matthews and Hurst were not NEOs in fiscal 2012.

(2)	These amounts represent the aggregate grant date fair value of awards for fiscal 2013, fiscal 2012 and fiscal 2011, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718. See Note 16 to the consolidated financial statements in our Form 10-K for fiscal 2013 regarding assumptions underlying the valuation of equity awards. To see the value actually received by the NEOs in fiscal 2013, see the Option Exercises and Stock Vested in fiscal 2013 table on page 43.

(3)	The amounts reported in the All Other Compensation column reflect, for each NEO, the sum of (1) the dollar value of life insurance premiums we paid; (2) the dollar value of accident, disability and death insurance we paid; (3) the amount we contributed to the 401(k) plan; and (4) the incremental cost to us of all perquisites and other personal benefits. Specifically, the All Other Compensation column above includes:

Name	Fiscal Year	Term Life Insurance Premiums Paid ($)	Accident, Disability and Death Insurance Premiums Paid ($)	Dollar Value Contributed to the Executive’s Account under 401(k) Plan ($)	Incremental Cost of All Perquisites and Other Personal Benefits ($)
Ronald M. Shaich	2013	3,609	144	3,825	18,214(a)
	2012	3,171	144	3,750	28,574(b)
	2011	2,700	144	3,675	27,130(c)

William W. Moreton	2013	1,193	84	—	18,000(a)
	2012	1,107	84	—	18,000(a)
	2011	1,069	84	—	18,000(a)

Roger C. Mathews, Jr.	2013	459	84	—	35,746(d)

Thomas P. Kelly	2013	—	—	—	7,318(e)
	2012	—	—	—	38,727(e)

Scott G. Davis	2013	1,521	144	3,825	—
	2012	1,308	144	3,750	—
	2011	1,215	144	3,675	—

Blaine E. Hurst	2013	1,593	84	3,825	—

Michael D. Simon	2013	1,269	84	3,825	—
	2012	1,172	84	3,697	—

(a)	Consists of car expenses.

(b)	Consists of $18,214 of car expenses and $10,360 of legal expenses paid directly by us.

(c)	Consists of $18,214 of car expenses and $8,916 of legal expenses paid directly by us.

(d)	Consists of travel, lodging and related expenses associated with Mr. Matthews’ travel from his home to our office in Needham, Massachusetts.

(e)	Consists of travel, lodging and related expenses associated with Mr. Kelly’s travel from his home to our St. Louis, Missouri headquarters.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a NEO during fiscal 2013 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

Fiscal 2013 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)						All Other Stock Awards: Number of Shares of Stock or Units (2)(#)	All Other Option Awards: Number of Securities Underlying Options (2)(#)	Exercise Price of Option Awards(#)	Grant Date Fair Value of Stock and Stock Option Awards ($)
		Threshold ($)		Target ($)		Maximum ($)

Ronald M. Shaich(3)	1/1/13	600,000		1,200,000		2,400,000
	7/30/13							3,610			599,946
	7/30/13								10,830	166.19	606,066
William W. Moreton(3)	1/1/13	600,000	(4)	1,200,000	(4)	2,400,000	(4)
	7/30/13							3,610			599,946
	7/30/13							3,610			599,946
Roger C. Mathews, Jr.	3/18/13	173,510		347,020		694,040
	3/18/13							585			93,740
	3/18/13							2,808			449,954
	3/18/13								1,755	160.24	95,864
	7/30/13							1128			187,462
	7/30/13							1128			187,462
Scott G. Davis	1/1/13	164,063		328,125		656,250
	7/30/13							987			164,030
	7/30/13							987			164,030
Blaine E. Hurst	1/1/13	156,382		312,764		625,529
	7/30/13							987			164,030
	7/30/13							987			164,030
Michael D. Simon	1/1/13	164,063		328,125		656,250
	3/7/13							99			16,286
	3/7/13							99			16,286
	7/30/13							987			164,030
	7/30/13							987			164,030

(1)	Represents grant awarded in fiscal 2013 related to the performance award component of our LTIP. This performance award is earned based on the level of our cumulative achievement of predetermined short-, medium- and long-term performance metrics in each of fiscal 2013, fiscal 2014 and fiscal 2015.

(2)	Represents grant awarded in fiscal 2013 related to the restricted stock award component or choice award component of our LTIP. Restricted stock awards are comprised of shares of Class A Common Stock that are subject to forfeiture. The choice awards are in the form of a restricted stock award or SSARs. The shares of restricted stock and SSARs each vest over a five-year period, with 25% vesting on the second anniversary of the date of grant and an additional 25% vesting each year thereafter for the subsequent three years, subject to continued employment with us.

(3)	In March 2012, our Board determined that on a going forward basis, each of our Co-CEOs (or the Chief Executive Officer position) would be eligible for annual grants under our LTIP in an amount equal to 300% of his annual base salary, which includes eligibility for a Performance Award equal to 150% of his annual base salary, a Choice Award equal to 75% of his annual base salary, and a Restricted Stock Award equal to 75% of his annual base salary.

(4)	While Mr. Moreton was granted a performance award in fiscal 2013, in connection with his change in position from President and Co-Chief Executive Officer to Executive Vice Chairman, and corresponding changes in compensation that were approved in March 2014, Mr. Moreton is no longer eligible to receive any payments in connection with such performance award.

Information Relating to Equity Awards and Holdings

The following table sets forth information concerning restricted stock that has not vested, stock options that have not been exercised and equity incentive plan awards for each of our NEOs outstanding as of December 31, 2013.

Outstanding Equity Awards at December 31, 2013

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercisable Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Ronald M. Shaich	11,636	—	50.85	08/05/2014	—	—
	—	10,830	166.19	7/30/2019(1)	—	—
	—	—	—	—	2,099(3)	370,872
	—	—	—	—	2,099(3)	370,872
	—	—	—	—	3,057(6)	540,141
	—	—	—	—	3,057(6)	540,141
	—	—	—	—	1,983(8)	350,376
	—	—	—	—	1,983(8)	350,376
	—	—	—	—	2,779(10)	491,022
	—	—	—	—	2,779(10)	491,022
	—	—	—	—	3,610(15)	637,851
William W. Moreton	—	—	—	—	554(3)	97,866
	—	—	—	—	554(3)	97,866
	—	—	—	—	184(5)	32,511
	—	—	—	—	184(5)	32,511
	—	—	—	—	2,038(6)	360,094
	—	—	—	—	2,038(6)	360,094
	—	—	—	—	2,334(8)	412,394
	—	—	—	—	2,334(8)	412,394
	—	—	—	—	2,779(10)	491,022
	—	—	—	—	2,779(10)	491,022
	—	—	—	—	3,610(15)	637,851
	—	—	—	—	3,610(15)	637,851
Roger C. Matthews, Jr.	—	1,755	160.24	3/18/2019(2)
	—	—	—	—	585(13)	103,364
	—	—	—	—	2,808(14)	496,146
	—	—	—	—	1,128(15)	199,306
	—	—	—	—	1,128(15)	199,306
Thomas P. Kelly	—	—	—	—	—	—
Scott G. Davis	—	—	—	—	408(3)	72,090
	—	—	—	—	408(3)	72,090
	—	—	—	—	41(5)	7,244
	—	—	—	—	41(5)	7,244
	—	—	—	—	849(6)	150,010
	—	—	—	—	849(6)	150,010
	—	—	—	—	972(8)	171,743
	—	—	—	—	972(8)	171,743
	—	—	—	—	861(9)	152,130
	—	—	—	—	861(9)	152,130
	—	—	—	—	987(15)	174,393
	—	—	—	—	987(15)	174,393

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercisable Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Blaine E. Hurst	—	—	—	—	467(7)	82,514
	—	—	—	—	567(8)	100,183
	—	—	—	—	567(8)	100,183
	—	—	—	—	603(9)	106,544
	—	—	—	—	603(9)	106,544
	—	—	—	—	987(15)	174,393
	—	—	—	—	987(15)	174,393
Michael D. Simon	—	—	—	—	275(4)	48,590
	—	—	—	—	275(4)	48,590
	—	—	—	—	594(6)	104,954
	—	—	—	—	594(6)	104,954
	—	—	—	—	681(8)	120,326
	—	—	—	—	681(8)	120,326
	—	—	—	—	603(9)	106,544
	—	—	—	—	603(9)	106,544
	—	—	—	—	882(11)	155,841
	—	—	—	—	99(12)	17,492
	—	—	—	—	99(12)	17,492
	—	—	—	—	987(15)	174,393
	—	—	—	—	987(15)	174,393

(1)	Represents SSARs awarded on July 30, 2013, which vest over five years in four equal installments beginning on the second anniversary of the grant date, subject to continued employment with us. The first installment vests on July 30, 2015, with each remaining installment vesting every year thereafter until fully vested.

(2)	Represents SSARs awarded on March 18, 2013, which vest over five years in four equal installments beginning on the second anniversary of the grant date, subject to continued employment with us. The first installment vests on March 18, 2015, with each remaining installment vesting every year thereafter until fully vested.

(3)	Represents grants awarded on August 3, 2009 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vested on August 3, 2011 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(4)	Represents grants awarded on November 6, 2009 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vested on November 6, 2011 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(5)	Represents grants awarded on May 12, 2010 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vested on May 12, 2012 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(6)	Represents grants awarded on August 11, 2010 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vested on August 11, 2012 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(7)	Represents grants awarded on March 4, 2011 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vested on March 4, 2013 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(8)	Represents grants awarded on August 10, 2011 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vested on August 10, 2013 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(9)	Represents grants awarded on August 23, 2012 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vests on August 23, 2014 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(10)	Represents grants awarded on September 21, 2012 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vests on September 21, 2014 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(11)	Represents grants awarded on September 21, 2012; the first 33.3% installment of these awards vested on September 21, 2013 and additional 33.3% installments vest each year thereafter, subject to continued employment with us.

(12)	Represents grants awarded on March 7, 2013; the first 25% installment of these awards vests on March 7, 2015 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(13)	Represents grants awarded on March 18, 2013; the first 25% installment of these awards vests on March 18, 2015 and additional 25% installments vest each year thereafter, subject to continued employment with us.

(14)	Represents grants awarded on March 18, 2013; the first 33.3% installment of these awards vested on March 18, 2014 and additional 33.3% installments vest each year thereafter, subject to continued employment with us.

(15)	Represents grants awarded on July 30, 2013 related to the restricted stock award component or choice award component of our LTIP; the first 25% installment of these awards vests on July 30, 2014 and additional 25% installments vest each year thereafter, subject to continued employment with us.

The following table sets forth information concerning the exercise of stock options and vesting of restricted stock during fiscal 2013 for each of our NEOs.

Option Exercises and Stock Vested in Fiscal 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting
Ronald M. Shaich	—	—	10,789	$1,863,070
William W. Moreton	644	$78,845	5,637	$979,085
Roger C. Matthews, Jr.	—	—	—	—
Thomas P. Kelly	—	—	—	—
Scott G. Davis	1,131	$138,468	2,784	$483,137
Blaine E. Hurst			531	$91,151
Michael D. Simon	—	—	2,036	$350,043

(1)	Number of shares acquired on vesting of stock awards is the gross number of shares vested, including shares that were surrendered to us for the payment of withholding taxes pursuant to the terms of our 2006 Stock Incentive Plan.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans (including individual compensation arrangements), which authorize the issuance of equity securities as of December 31, 2013:

	Number of Securities to be Issued Upon Exercise of Outstanding Options(1)	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)(2)
Plan Category:
Equity Compensation Plans Approved by Security Holders (3)	68,438	102.48	1,005,061	(4)
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	68,438	102.48	1,005,061	(4)

(1)	Number of shares is subject to adjustment for changes in capitalization such as stock splits, stock dividends and similar events.

(2)	In addition to being available for future issuance upon exercise of SSARs that may be granted after December 31, 2013, all of the shares available for grant under the 2006 Stock Incentive Plan may instead be issued in the form of stock options, restricted stock, unrestricted stock, stock appreciation rights, performance shares or other equity-based awards.

(3)	Consists of the 2006 Stock Incentive and the 1992 Employee Stock Purchase Plan.

(4)	Consists of 937,806 shares issuable under the 2006 Stock Incentive Plan and 67,255 shares issuable under the 1992 Employee Stock Purchase Plan.

Potential Payments Upon Termination or Change-in-Control

The table below shows the estimated incremental value transfer to each of our NEOs, except for Mr. Kelly, under various scenarios relating to a termination of employment. Mr. Kelly was not eligible to receive such benefits. The tables below assume that such termination occurred on December 31, 2013, the last day of fiscal 2013. The actual amounts that would be paid to any NEO can only be determined at the time of an actual termination of employment and would vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are generally available to our full-time employees.

	Retirement or Resignation ($)	Termination for Cause ($)	Termination without Cause ($)	Resignation for Good Reason ($)	Termination Following Change-in- Control ($)	Death or Disability ($)
Ronald M. Shaich
Salary Continuation Payments	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Value of Accelerated Vesting of Equity Compensation	—	—	—	—	—	—
Continuation of Benefits(1)	—	—	2,184	—	2,184	—
Life Insurance Payout	—	—	—	—	—	750,000

Total	2,000,000	2,000,000	2,002,184	2,000,000	2,002,184	2,750,000

	Retirement or Resignation	Termination for Cause	Termination without Cause	Resignation for Good Reason	Termination Following Change-in- Control	Death or Disability
William W. Moreton
Salary Continuation Payments	—	—	800,000	—	800,000	—
Value of Accelerated Vesting of Equity Compensation	—	—	—	—	—	—
Continuation of Benefits(1)	—	—	2,031	—	2,031	—
Life Insurance Payout	—	—	—	—		450,000

Total	—	—	802,031	—	802,031	450,000
Roger C Matthews, Jr.
Salary Continuation Payments(1)	—	—	600,000	—	600,000	—
Value of Accelerated Vesting of Equity Compensation	—	—	—	—	—	—
Continuation of Benefits(1)(2)	—	—	—	—	—	—
Life Insurance Payout	—	—	—	—	—	450,000

Total	—	—	600,000	—	600,000	450,000
Blaine E. Hurst
Salary Continuation Payments(1)	—	—	525,000	—	525,000	—
Value of Accelerated Vesting of Equity Compensation	—	—	—	—	—	—
Continuation of Benefits(1)(2)	—	—	3,670	—	3,670	—
Life Insurance Payout	—	—	—	—	—	450,000

Total	—	—	528,670	—	528,670	450,000
Scott G. Davis
Salary Continuation Payments(1)	—	—	525,000	—	525,000	—
Value of Accelerated Vesting of Equity Compensation	—	—	—	—	—	—
Continuation of Benefits(1)(2)	—	—	2,437	—	2,437	—
Life Insurance Payout	—	—	—	—	—	750,000

Total	—	—	527,437	—	527,437	750,000
Michael D. Simon
Salary Continuation Payments(1)	—	—	525,000	—	525,000	—
Value of Accelerated Vesting of Equity Compensation	—	—	—	—	—	—
Continuation of Benefits(1)(2)	—	—	3,670	—	3,670	—
Life Insurance Payout	—	—		—		450,000

Total	—	—	528,670	—	528,670	450,000

(1)	These amounts are reduced by compensation received in connection with future employment during such year, and are contingent upon his or her compliance with the requirements of the Confidential and Proprietary Information and Non-Competition Agreement to which such NEO is a party.

(2)	Represents the estimated value of the NEO’s continued benefits for one year.

Termination and Change in Control Provisions in Our Agreements

Each of our Chief Executive Officer, Executive Vice Chairman, Executive Vice Presidents and Senior Vice Presidents are party to Confidential and Proprietary Information and Non-Competition Agreements, which provide that, in the event the executive officer is terminated without cause, he or she will receive his or her then current annual base salary (including car allowance, if applicable) and insurance benefits, and in some instances may be permitted to make contributions to our 401(k) savings plan, for a period of one year. All such payments are reduced by any compensation the terminated executive receives in connection with future employment during such year, and are contingent upon his or her compliance with confidentiality and non-compete provisions of the agreement.

As described above, we are a party to an agreement with Mr. Shaich, pursuant to which we will provide the following benefits to him if he is terminated for any reason by us or resigns for a qualifying reason (as set forth in the agreement) or in the event of Mr. Shaich’s death while he is employed by us: severance in the gross amount of $2,000,000 in the event that such termination, resignation or death occurs prior to September 1, 2014. Pursuant to the terms of Mr. Shaich’s agreement, he will not receive any severance in the event that such termination, resignation or death occurs on or after September 1, 2014.

Our 2006 Stock Incentive Plan contains provisions addressing the consequences of any Reorganization Event, which is defined as (1) any merger or consolidation of us with or into another entity as a result of which all of our Common Stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled, or (2) any exchange of all of our Common Stock for cash, securities or other property pursuant to a share exchange transaction, or (3) our liquidation or dissolution. In connection with a Reorganization Event, our Board or our Compensation Committee will take any one or more of the following actions as to all or any outstanding awards under the 2006 Stock Incentive Plan on such terms as our Board or our Compensation Committee determines: (a) provide that awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (b) upon written notice, provide that all unexercised options or other unexercised awards will become exercisable in full and will terminate immediately prior to the consummation of such Reorganization Event unless exercised within a specified period following the date of such notice, (c) provide that outstanding awards will become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon such Reorganization Event, (d) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event, which the Plan refers to as the “Acquisition Price,” make or provide for a cash payment to an award holder equal to (1) the Acquisition Price times the number of shares of Common Stock subject to the holder’s awards (to the extent the exercise price does not exceed the Acquisition Price) minus (2) the aggregate exercise price of all the holder’s outstanding awards, in exchange for the termination of such awards, (e) provide that, in connection with our liquidation or dissolution, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof) and (f) any combination of the foregoing. Our Compensation Committee has not made any of the foregoing determinations.

Our 2005 Long-Term Incentive Program contains the following change in control provisions: In the event of (a) the purchase or other acquisition by any person, entity or group of persons of beneficial ownership of 50% or more of the combined voting power of our then outstanding Common Stock; (b) individuals who constitute the board as of the effective date of the LTIP, which our LTIP refers to as the “Incumbent Board,” cease to constitute at least a majority of the Board; (c) consummation of a reorganization, merger or consolidation, except in the case where immediately after the reorganization, merger or consolidation, (1) our existing stockholders continue to own more than 50% of the combined voting power of the new entity, and (2) a majority of the Board following the reorganization, merger or consolidation were members of the Incumbent Board; (d) stockholder approval of our liquidation or dissolution, or the consummation of a sale of substantially all of our assets; or (e) any other event that a majority of the Incumbent Board shall determine may constitute a change in control, our Compensation Committee may take the following action(s): (A) provide for the acceleration of vesting or payment for any time period relating to the realization of the award; (B) provide for the purchase of the award upon participant’s request for an amount of cash or other property; (C) adjust the terms of any award to reflect the change in control; (D) cause the award to be assumed, or new rights substituted; or (E) make such other provisions as it may consider equitable. Our Compensation Committee has not taken any of the foregoing actions.

Compensation of Directors

The independent members of our Board, after considering the recommendation of our Nominations and Corporate Governance Committee, establish the annual compensation package for our non-employee directors. In order to set competitive compensation for our non-employee directors, our Nominations and Corporate Governance Committee may consider generally available source material from business periodicals, proxy statements, and other resources as well as engage third party advisors. The compensation package of our non-employee directors consists of cash payments and stock and option awards.

Under our director compensation plan, we granted stock and option awards to our non-employee directors on the first business day of fiscal 2014 for their fiscal 2013 services. Mr. Moreton and Mr. Shaich receive no compensation for serving as directors. The following table sets forth information regarding the compensation we paid to our non-employee directors for fiscal 2013 board service.

Non-Employee Director Compensation For Fiscal 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($) (2)
Domenic Colasacco	90,000	31,869	27,791	149,660
Larry J. Franklin	62,500	31,869	27,791	122,160
Fred K. Foulkes	60,000	31,869	27,791	119,660
Thomas E. Lynch	55,000	31,869	27,791	114,660
Diane Hessan	52,500	31,869	27,791	112,160

(1)	For option awards, fair value is determined using the Black-Scholes option pricing model, while restricted stock is valued using the closing stock price on the date of grant. See Note 16 to the consolidated financial statements in our Form 10-K for fiscal 2013 regarding assumptions underlying valuation of equity awards. Represents stock grants awarded in fiscal 2014 for fiscal 2013 services.

(2)	The aggregate number of fully vested stock awards and the aggregate number of options awards outstanding for each non-employee director at the end of fiscal 2013 are as follows:

Name	Aggregate Stock Awards	Aggregate Option Awards
Domenic Colasacco	181	5,251
Fred K. Foulkes	181	5,251
Larry J. Franklin	181	5,251
Thomas E. Lynch	181	2,223
Diane Hessan	181	78

The following is a description of the compensation arrangements for our non-employee directors.

Cash Compensation.    Our directors who are not employees are entitled to receive cash fees in consideration of their Board service. These cash fees are payable in four equal quarterly installments at the beginning of each fiscal quarter. The cash fees for our non-employee directors are set forth in the following table.

	Fiscal 2013	Fiscal 2014
Annual fee for service as a member of our Board	$50,000	$50,000
Additional annual fee for service as Lead Independent Director	$25,000	$25,000
Additional annual fee for service as Chair of the Audit Committee	$15,000	$15,000
Additional annual fee for service as member of the Audit Committee	$5,000	$5,000
Additional annual fee for service as Chair of the Compensation Committee	$10,000	$10,000
Additional annual fee for service as Chair of Nominations and Corporate Governance Committee	$10,000	$10,000

We also reimburse all non-employee directors for out-of-pocket expenses incurred attending Board, committee, or stockholder meetings.

Equity Compensation.    Our non-employee directors also receive equity compensation for serving as directors, which consists of annual grants made as of the first business day of the fiscal year for the prior fiscal year’s service. Our non-employee directors received the following annual equity grants on January 2, 2014 for their fiscal 2013 service:

•	181 shares of our Class A Common Stock (which is equal to $32,000 divided by $176.07, the fair market value of our Class A Common Stock on the date grant); and

•

a fully vested option to purchase 543 shares of our Class A Common Stock (which is equal to 3 times the number of shares of Class A Common Stock granted, as described in the bullet above), with an exercise price of $176.07, which was the fair market value of the stock on the date of grant. The options are exercisable for a period of six years, subject to earlier termination following termination of service as a director.

OWNERSHIP OF OUR COMMON STOCK

The following table sets forth certain information as of February 28, 2014, with respect to the beneficial ownership of our Common Stock by:

•	each director and director nominee,

•	our NEOs,

•	all of our directors, director nominees and executive officers as a group, and

•	each person we know to beneficially own more than 5% of any class of our Common Stock.

We have determined beneficial ownership in accordance with the rules promulgated by the SEC. Unless otherwise indicated in the footnotes to the table, each person or entity has sole voting and investment power with respect to the stock listed. Applicable percentage ownership is based on 26,308,815 shares of Class A Common Stock and 1,381,865 shares of Class B Common Stock issued and outstanding on February 28, 2014. In computing the number of shares of Common Stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed outstanding shares of Common Stock subject to options or warrants held by that person or entity that are currently exercisable within sixty days of February 28, 2014. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127.

	Class A Common Stock				Class B Common Stock			Combined Voting Percentage(1)
Name of Beneficial Owner	Number		Percent		Number (1)		Percent

Executive Officers and Directors
Ronald M. Shaich	1,262,662	(2)	4.80%		1,164,596	(2)	84.28%	11.79%
William W. Moreton	27,958		*		—		*	*
Roger C. Matthews, Jr.	7,149		*		—		*	*
Thomas P. Kelly	—		*		—		*	*
Blaine E. Hurst	5,126		*		—		*	*
Scott G. Davis	15,998		*		—		*	*
Michael D. Simon	11,630		*		—		*	*
Domenic Colasacco	211,999	(3)	*		194,184	(3)	14.05%	2.61%
Fred K. Foulkes	21,282	(4)	*		—		*	*
Larry J. Franklin	19,358	(5)	*		—		*	*
Thomas E. Lynch	7,911	(6)	*		—		*	*
Diane Hessan	828	(7)	*		—		*	*
All directors, director nominees and executive officers as a group (24 persons)	1,592,513	(8)	6.05	%(8)	1,311,690		94.92%	14.31%

	Class A Common Stock			Class B Common Stock		Combined Voting Percentage(1)
Name of Beneficial Owner	Number		Percent	Number (1)	Percent

5% Security Holders
FMR, LLC 82 Devonshire Street Boston, MA 02109	1,512,497	(9)	5.75%	—	*	4.97%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	1,674,044	(10)	6.36%	—	*	5.50%
BlackRock, Inc. 40 E. 52nd Street New York, NY 10022	1,703,838	(11)	6.48%	—	*	5.59%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,579,038	(12)	6.00%	—	*	5.18%
Morgan Stanley Investment Management Inc. 1585 Broadway New York, NY 10036 522 Fifth Avenue New York, NY 10036	2,275,367	(13)	8.65%	—	*	7.47%
Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	1,724,108	(14)	6.55%	—	*	5.66%

*	Less than one percent.

(1)	This column represents voting power rather than percentage of equity interest as each share of Class A Common Stock is entitled to one vote, while each share of Class B Common Stock is entitled to three votes. Combined, the Class A Common Stock (26,308,815 votes) and the Class B Common Stock (4,145,595 votes) entitle their holders to an aggregate of 30,454,410 votes as of February 28, 2014. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a one-for-one basis.

(2)	Consists of (a) 79,230 shares of Class A Common Stock held by Mr. Shaich, (b) 11,636 shares of Class A Common Stock issuable to Mr. Shaich upon exercise of stock options within 60 days of February 28, 2014, (c) 7,200 shares of Class A Common Stock held by the Shaich Family Foundation, of which Mr. Shaich is a trustee, (d) 1,089,960 shares of Class B Common Stock held by Mr. Shaich, (e) 27,546 shares of Class B Common Stock held by Ronald M. Shaich 2011 Qualified Annuity Trust, a grantor retained annuity trust of which Mr. Shaich is a trustee, and (f) 47,090 shares of Class B Common Stock held by SGC Trust LLC, which is owned by Shaich Grandchildren’s Trust, of which Mr. Shaich is investment trustee and exercises investment and voting control. The combined voting percentage for Mr. Shaich assumes that none of the shares of Class B Common Stock beneficially owned by Mr. Shaich are converted into shares of Class A Common Stock.

(3)	Consists of (a) 12,564 shares of Class A Common Stock held by Mr. Colasacco, (b) 5,251 shares of Class A Common Stock issuable to Mr. Colasacco upon the exercise of stock options within 60 days of February 28, 2014, (c) 147,094 shares of Class B Common Stock held by the Ronald M. Shaich Qualified Annuity Interest Trust, of which Mr. Colasacco is a trustee, and (d) 47,090 shares of Class B Common Stock held by SGC Trust LLC, of which Mr. Colasacco is manager, which is owned by Shaich Grandchildren’s Trust, of which Mr. Colassaco is a trustee. The combined voting percentage for Mr. Colasacco assumes that none of the shares of Class B Common Stock beneficially owned by Mr. Colasacco are converted into shares of Class A Common Stock.

(4)	Consists of (a) 16,031 shares of Class A Common Stock held by Dr. Foulkes and (b) 5,251 shares of Class A Common Stock issuable to Dr. Foulkes upon the exercise of stock options within 60 days of February 28, 2014.

(5)	Consists of (a) 13,564 shares of Class A Common Stock held by Mr. Franklin and (b) 5,794 shares of Class A Common Stock issuable to Mr. Franklin upon the exercise of stock options within 60 days of February 28, 2014.

(6)	Consists of (a) 5,688 shares of Class A Common Stock held by Mr. Lynch and (b) 2,223 shares of Class A Common Stock issuable to Mr. Lynch upon the exercise of stock options within 60 days of February 28, 2014.

(7)	Consists of (a) 207 shares of Class A Common Stock held by Ms. Hessan and (b) 621 shares of Class A Common Stock issuable to Ms. Hessan upon the exercise of stock options within 60 days of February 28, 2014.

(8)	In addition to the shares beneficially owned by the directors and executive officers listed above, includes (a) 47,700 shares of Class A Common Stock held by Messrs. Blair, Borland, Chapman, Kish, Meister, Simpson, Timko, Wegiel, Wesley and Wooldridge and Messes. Cook and Dunlap, and (b) 2 shares of Class A Common Stock owned by members of Mr. Kish’s immediate family over which Mr. Kish shares beneficial ownership. The combined voting percentage assumes that none of the shares of Class B Common Stock beneficially owned by Messrs. Shaich and Colasacco are converted into shares of Class A Common Stock. For the purpose of calculating shares of Class B Common Stock beneficially owned by all directors, director nominees and executive officers as a group, the 47,090 shares of Class B Common Stock held by Shaich Grandchildren’s Trust LLC, which is reported as beneficially owned by each of Messrs. Shaich and Colasacco have been included in the calculation only once.

(9)	Consists of 1,512,497 shares of Class A Common Stock reported as beneficially owned by FMR, LLC, or FMR, of which FMR reports sole voting power with respect to 25,411 shares and sole dispositive power with respect to 1,512,497 shares. Fidelity Management & Research Company, or Fidelity, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,298,973 shares of Class A Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the Fidelity funds, or the Funds, each has sole power to dispose of the 1,298,973 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders have entered into a stockholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. We obtained information regarding beneficial ownership of these shares solely from Amendment No. 4 to Schedule 13G that was filed with the SEC on February 14, 2014.

(10)

Consists of 1,674,044 shares of Class A Common Stock reported as beneficially owned by T. Rowe Price Associates, Inc., or Price Associates, of which Price Associates reports sole voting power with respect to 466,310 shares and sole dispositive power with respect to 1,674,044 shares. These securities are owned by various individual and institutional investors for which Price Associates serves as an investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims beneficial ownership of such securities. We obtained information regarding beneficial ownership of these shares solely from Amendment No. 12 to Schedule 13G that was filed with the SEC on February 11, 2014.

(11)	Consists of 1,703,838 shares of Class A Common Stock reported as beneficially owned by BlackRock, Inc., or BlackRock, of which BlackRock reports sole voting power with respect to 1,528,733 shares and shared voting power with respect to 4,292 shares, and sole dispositive power with respect to 1,699,546 shares and shared dispositive power with respect to 4,292 shares. We obtained information regarding beneficial ownership of these shares solely from Amendment No. 1 to Schedule 13G that was filed with the SEC on February 4, 2014.

(12)	Consists of 1,579,038 shares of Class A Common Stock reported as beneficially owned by The Vanguard Group, or Vanguard, of which Vanguard reports sole voting power with respect to 17,780 shares, sole dispositive power with respect to 1,563,358 shares and shared dispositive power with respect to 15,680 shares. We obtained information regarding beneficial ownership of these shares solely from a Schedule 13G that was filed with the SEC on February 12, 2014.

(13)	Consists of 2,275,367 shares of Class A Common Stock reported as beneficially owned by Morgan Stanley, of which Morgan Stanley reports sole voting power with respect to 2,189,925 shares and shared dispositive power with respect to 2,275,367 shares. The securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act of 1934, as amended. We obtained information regarding beneficial ownership of these shares solely from a Schedule 13G that was filed with the SEC on February 11, 2014.

(14)	Consists of 1,724,108 shares of Class A Common Stock reported as beneficially owned by Wellington Management Company, LLP, or Wellington, of which Wellington reports shared voting power with respect to 1,216,176 shares and shared dispositive power with respect to 1,724,108 shares. We obtained information regarding beneficial ownership of these shares solely from a Schedule 13G that was filed with the SEC on February 14, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our Common Stock to file reports of ownership and changes of ownership with the SEC on Forms 3, 4 and 5. We believe that during fiscal 2013, our directors, executive officers and beneficial owners of more than 10% of our Common Stock timely complied with all applicable filing requirements, with the exception of a late Form 4 reporting the grants of stock that was filed with the SEC on November 1, 2013 on behalf of Mr. Wegiel. In making these disclosures, we relied solely on a review of copies of such reports filed with the SEC and furnished to us and written representations that no other reports were required.

PROPOSAL 1

ELECTION OF DIRECTORS

Our certificate of incorporation provides for a classified Board. This means our Board is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of service of each class of directors is staggered so that the term of one class expires at each annual meeting of the stockholders.

Our Board currently consists of seven members, divided into three classes as follows:

•	Class I is comprised of Fred K. Foulkes, D.B.A. and Ronald M. Shaich, each with a term ending at the 2014 Annual Meeting;

•	Class II is comprised of Domenic Colasacco and Thomas E. Lynch, each with a term ending at the 2015 Annual Meeting; and

•	Class III is comprised of Diane Hessan, Larry J. Franklin and William W. Moreton, each with a term ending at the 2016 Annual Meeting.

At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Dr. Foulkes and Mr. Shaich are current directors whose terms expire at the 2014 Annual Meeting. Dr. Foulkes and Mr. Shaich are each nominated for re-election as a Class I director, with a term ending in 2017.

Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the election of each of the nominees identified above to a three-year term ending in 2017, each such nominee to hold office until his successor has been duly elected and qualified. Stockholders who do not wish their shares to be voted for either or both nominees may so indicate by striking out the name of such nominee(s) on the proxy card. Each of the nominees has indicated his willingness to serve on our Board, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our Board. We do not contemplate that either of the nominees will be unable to serve if elected.

A plurality of the combined voting power of the shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each nominee as a director.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF

FRED K. FOULKES AND RONALD M. SHAICH.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our NEOs are rewarded for the achievement of short-, intermediate- and long-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The “Executive and Director Compensation and Related Matters” section of this proxy statement beginning on page 22, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the Compensation Committee and our Board with respect to fiscal 2013. At our 2011 annual meeting of stockholders, a majority of our stockholders supported an annual vote on our executive compensation and, in response, our Compensation Committee determined to hold an annual vote on the matter.

As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. Our Board believes this link between compensation and the achievement of our short-, intermediate- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Our Board is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the named executive officers of Panera Bread Company, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the proxy statement of Panera Bread Company, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by us or our Board (or any committee thereof), create or imply any change to our fiduciary duties or those of our Board (or any committee thereof), or create or imply any additional fiduciary duties for us or our Board (or any committee thereof). However, our Compensation Committee and Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our NEOs.

OUR BOARD RECOMMENDS THAT YOU VOTE TO APPROVE THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS BY VOTING “FOR” PROPOSAL 2.

PROPOSAL 3

AMENDMENT TO 1992 EMPLOYEE STOCK PURCHASE PLAN

On March 7, 2014, upon the recommendation of our Compensation Committee, our Board approved an amendment of our 1992 Employee Stock Purchase Plan, which, as amended, we refer to as the ESPP, to increase the number of shares of Class A Common Stock authorized for issuance thereunder from 950,000 shares to 1,050,000 shares (subject to adjustment in the event of stock splits and other similar events).

The ESPP permits employees to purchase shares of Class A Common Stock at a discounted price. Our Board believes that it is in our best interests to encourage stock ownership by our employees and the ESPP is an important benefit in recruiting and retaining employees. The ESPP is designed to encourage and assist our employees in acquiring an equity interest in our Company through the purchase of shares of Class A Common Stock. As of February 28, 2014, there were an aggregate of 67,253 shares available for future awards under the ESPP. Our Board believes that it is necessary to adopt the amendment to the ESPP in order to ensure that there are sufficient shares for all stock purchases under the ESPP through fiscal year 2020.

If our stockholders do not approve the amendment to our ESPP, the ESPP as it currently exists, excluding the proposed increase in shares available for issuance thereunder, will remain in effect. In such event, our Board will consider whether to adopt alternative arrangements based on its assessment of our needs.

Our Board believes that the adoption of the amendment to our ESPP is in the best interests of our company and our stockholders and recommends a Vote “FOR” this proposal.

Description of the ESPP

The following summary is qualified in its entirety by reference to the ESPP, a copy of which is attached as Appendix A to this Proxy Statement.

The ESPP gives eligible employees the option to purchase shares of Class A Common Stock through payroll deductions (which may not exceed 10% of an employee’s current year compensation) at 85% of the fair market value of the Class A Common Stock as of the applicable grant date, which is the last business day of each calendar quarter. The ESPP limits the number of shares that may be purchased to 20,000 shares per quarter. If option holders exercise options in any one quarter for a number of shares in excess of such maximum, then the number of shares to be purchased by such option holders is reduced ratably in a non-discriminating manner in proportion to the respective compensation of eligible employees.

A participant may withdraw from the ESPP at any time and the entire amount credited to his or her payroll deduction account will be refunded. If a participant terminates employment, his or her participation in the ESPP ends automatically and the entire amount credited to his or her account will be refunded.

Eligible Participants

Generally, our employees or the employees of a Designated Subsidiary of ours (as defined in the ESPP) who have completed three months of employment and who are regularly scheduled to work twenty hours per week are eligible to participate in the ESPP; provided however, any employee who, immediately after the grant of an option under the ESPP would own stock or hold outstanding options to purchase stock constituting 5% or more of the total combined voting power of all classes of the Company’s capital stock shall not be eligible to participate in the ESPP. Participation in the ESPP is on a purely voluntary basis. As of February 28, 2014, approximately 30,438 employees were eligible to participate in the ESPP. Because participation in the ESPP is voluntary, we cannot determine the number of shares of Common Stock to be purchased in the future by non-executive employees as a group. However, during the last eight quarterly offering periods, we have issued an average of 4,901 shares per offering period under the ESPP. Executive officers may participate in the ESPP.

Plan Administration and Termination

The ESPP provides for administration by the Compensation Committee. The Board or the Compensation Committee may terminate the ESPP at any time and amend it in any respect, except that the Compensation Committee may not effect a change inconsistent with Section 423 of the Internal Revenue Code.

Federal Income Tax Consequences

The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the ESPP and with respect to the sale of shares of our Common Stock acquired under the ESPP. This summary is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

Tax Consequences to Participants

A participant will not have taxable income upon enrolling in the ESPP or upon purchasing stock at the end of an offering. A participant may have both compensation income and capital gain income if the participant sells stock that was acquired under the ESPP at a profit (if sales proceeds exceed the purchase price). The amount of each type of income will depend on when the participant sells the stock. If the participant sells the stock more than two years after the commencement of the offering during which the stock was purchased and more than one year after the date that the participant purchased the stock, then the participant will have compensation income equal to the lesser of:

•	15% of the value of the stock on the day the offering commenced; and

•	the participant’s profit.

Any excess profit will be long-term capital gain. If the participant sells the stock at a loss (if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a capital loss. This capital loss will be long-term if the participant has held the stock for more than one year and otherwise will be short term.

If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. If the participant’s profit exceeds the compensation income, then the excess profit will be a capital gain. If the participant’s profit is less than the compensation income, the participant will have a capital loss equal to the value of the stock on the day he or she purchased the stock less the sales proceeds. This capital gain or loss will be long-term if the participant has held the stock for more than one year, and otherwise will be short-term.

Tax Consequences to the Company

The Company is generally not entitled to a deduction under the plan; however, we will be entitled to a deduction when a participant has compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT TO INCREASE THE

NUMBER OF SHARES OF CLASS A COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER OUR 1992

EMPLOYEE STOCK PURCHASE PLAN FROM 950,000 SHARES TO 1,050,000 SHARES.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our books, records and accounts for fiscal 2014. This appointment is being presented to the stockholders for ratification at the Annual Meeting.

PricewaterhouseCoopers LLP, or PwC, has no direct or indirect material financial interest in our company or our subsidiaries. Representatives of PwC are expected to be present at the Annual Meeting and will be given the opportunity to make a statement on the firm’s behalf if they so desire. The representatives also will be available to respond to appropriate questions.

PwC was our independent registered public accounting firm for fiscal 2013 and fiscal 2012. The following table sets forth the fees we paid to PwC during fiscal 2013 and fiscal 2012:

Nature of Service	2013 Fees	2012 Fees
Audit Fees(1)	$827,500	$814,500
Tax Fees(2)	$248,570	$186,702
All Other Fees(3)	$74,750	$76,650

Total:	$1,150,820	$1,077,852

(1)	“Audit Fees” represent fees for the respective fiscal year for professional services for the audit of our annual financial statements, the review of financial statements included in our quarterly financial statements and audit services provided in connection with other statutory or regulatory requirements. The Audit Committee pre-approved 100% of the “Audit Fees” in fiscal 2013 and fiscal 2012.

(2)	“Tax Fees” include our payments to PwC in fiscal 2013 and fiscal 2012 for their consultation on various income tax planning and compliance matters. The Audit Committee pre-approved 100% of the “Tax Fees” in fiscal 2013 and fiscal 2012.

(3)	“All Other Fees” consist of fees for products and services (other than the services disclosed under “Audit Fees” and “Tax Fees”) including fees for access to PwC’s accounting research database in fiscal 2013 and fiscal 2012 and fees for advisory services related to XBRL tagging in fiscal 2013 and fiscal 2012. The Audit Committee pre-approved 100% of the “All Other Fees” in fiscal 2013 and fiscal 2012.

The Audit Committee determined that the provision of the non-audit services by PwC described above is compatible with maintaining PwC’s independence.

The Audit Committee as a whole, or through its Chair, pre-approves all audit and non-audit services (including fees) to be provided by the independent registered public accounting firm. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve non-audit services not prohibited by law to be performed by PwC and associated fees up to a maximum of $125,000, provided that the Chair of the Audit Committee reports any decisions to pre-approve such services and fees to the full Audit Committee at its next regular meeting.

Proxies solicited by management will be voted for the ratification unless stockholders specify otherwise. Ratification by the stockholders is not required. Although we are not required to submit the appointment to a vote of the stockholders, our Board continues to believe it is appropriate as a matter of policy to request that the stockholders ratify the appointment of PwC as our independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain PwC or appoint another independent registered public accounting firm.

Even if the appointment is ratified, our Board and the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION

OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 30, 2014.

OTHER MATTERS

As of the date of this proxy statement, we know of no matters not specifically referred to above as to which any action is expected to be taken at the Annual Meeting of Stockholders. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our company and our stockholders.

Stockholder Proposals for 2015 Annual Meeting

Stockholder Proposals Included in Proxy Statement

To be considered for inclusion in the proxy statement relating to the Annual Meeting of Stockholders to be held in 2015, stockholder proposals must be received at our principal executive offices no later than December 23, 2014, which is no less than 120 calendar days before the date our proxy statement was released to stockholders in connection with the prior year’s annual meeting of stockholders. If the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of this year’s annual meeting on June 5, 2014, then the deadline is a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

Stockholder Proposals Not Included in Proxy Statement

We must receive other proposals of stockholders (including director nominations) intended to be presented at the 2015 Annual Meeting of Stockholders but not included in the proxy statement by April 6, 2015, but not before January 6, 2015, which is not less than 60 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting. However, in the event the 2015 Annual Meeting is scheduled to be held on a date before May 6, 2015, or after August 4, 2015, which are dates 30 days before or 60 days after the anniversary date of the immediately preceding annual meeting, then your notice may be received by us at our principal executive office not later than the close of business on the later of (1) the 60th day before the scheduled date of such annual meeting or (2) the 10th day after the day on which we first make a public announcement of the date of such annual meeting. Any proposals we do not receive in accordance with the above standards will not be voted on at the 2015 Annual Meeting. In certain cases, notice may be delivered later if the number of directors to be elected to our Board is increased.

Each stockholder’s notice for a proposal must be timely given to our Secretary at the address of our principal executive offices. Each notice generally is required to set forth as to each matter proposed to be brought before an annual meeting certain information and must meet other requirements specified in our by-laws, as determined by us, including (1) a brief description of the business the stockholder desires to bring before the meeting and the reasons for conducting such business at the meeting, (2) the name and address, as they appear on our stock transfer books, of the stockholder proposing such business, (3) the class and number of shares beneficially owned by the stockholder making the proposal, (4) the names and addresses of the beneficial owners of any of our capital stock registered in such stockholder’s name, and the class and number of our shares so owned, (5) the names and addresses of other stockholders known by the stockholder proposing such business to support such proposal, and the class and number of our shares beneficially owned by such other stockholders, and (6) any material interest of the stockholder proposing to bring such business before such meeting (or any other stockholders known to be supporting such proposal) in such proposal.

For nominations, a stockholder’s notice to the Secretary generally must set forth information specified in our by-laws, as determined by us, as to each person proposed to be nominated, including (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the class and number of our shares which are beneficially owned by such person on the date of such stockholder notice, and (4) the consent of each nominee to serve as a director if elected. The notice must also set forth as to the stockholder giving the notice (1) the name and address, as they appear on our transfer books, of such stockholder and of any beneficial owners of our capital stock registered in such stockholder’s name and the name and address of other stockholders known by such stockholder to be supporting such nominee(s), (2) the class and number of our shares held of record, beneficially owned or represented by proxy by such stockholder and by any other stockholders known by such stockholder to be supporting such nominee(s) on the record date for the annual meeting in question (if such date shall then have been made publicly available) and on the date of such stockholder’s notice, and (3) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder.

The foregoing time limits also apply to determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. These rules are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. In addition, stockholders are required to comply with any applicable requirements of the Exchange Act and the rules and regulations thereunder.

Householding of Proxies

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report or proxy statement, by sending a written request to Investor Relations Coordinator, Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127, or call (800) 301-5566 ext. 6500.

If, at any time, (1) you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future or (2) you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Investor Relations Coordinator, Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127, or call (800) 301-5566, ext. 6500.

Miscellaneous

Even if you plan to attend the Annual Meeting in person, please complete, sign, date and return the enclosed proxy promptly. Should you attend the Annual Meeting, you may revoke the proxy and vote in person. A postage-paid, return-addressed envelope is enclosed for your convenience. No postage need be affixed if mailed in the United States. Your cooperation in giving this your immediate attention will be appreciated.

You may obtain a copy of our annual report (without exhibits) filed with the Securities and Exchange Commission on Form 10-K for fiscal 2013 without charge upon written request to: Investor Relations Coordinator, Panera Bread Company, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127.

Appendix A

EMPLOYEE STOCK PURCHASE PLAN

FOR

PANERA BREAD COMPANY

(as amended June 5, 2014)

ARTICLE 1.	PURPOSE OF THE PLAN	A-2
ARTICLE 2.	DEFINITIONS	A-3
2.1	Beneficiary.	A-3
2.2	Board.	A-3
2.3	Code.	A-3
2.4	Committee.	A-3
2.5	Common Stock.	A-3
2.6	Company.	A-3
2.7	Designated Subsidiary.	A-3
2.8	Eligible Employee.	A-3
2.9	Fair Market Value of Common Stock as of the Applicable Grant Date.	A-3
2.10	Grant Date.	A-3
2.11	Option.	A-3
2.12	Option Price.	A-3
2.13	Participant.	A-3
2.14	Plan.	A-3
2.15	Quarterly Grant Date.	A-3
ARTICLE 3.	ADMINISTRATION	A-4
ARTICLE 4.	MAXIMUM LIMITATIONS	A-5
ARTICLE 5.	BASIS OF PARTICIPATION AND GRANTING OPTIONS	A-6
5.1	Initial Eligibility.	A-6
5.2	Restrictions on Participation.	A-6
5.3	Commencement of Participation.	A-6
5.4	Maximum Options Available to Participant.	A-6
5.5	Reduction if Oversubscribed.	A-6
5.6	Compensation.	A-7
ARTICLE 6.	WITHDRAWAL	A-8
6.1	In General.	A-8
6.2	Effect on Subsequent Participation.	A-8
6.3	Termination of Employment.	A-8
ARTICLE 7.	TRANSFERABILITY	A-9
7.1	Option Not Subject to Assignment.	A-9
7.2	Designation of Beneficiary.	A-9
ARTICLE 8.	ADJUSTMENT PROVISIONS	A-10
ARTICLE 9.	DISSOLUTION, MERGER AND CONSOLIDATION	A-11
ARTICLE 10.	CONDITIONS SUBSEQUENT TO EFFECTIVE DATE	A-12
ARTICLE 11.	LIMITATION ON OPTIONS	A-13
11.1	Plan Construction.	A-13
11.2	Nondiscrimination.	A-13
ARTICLE 12.	MISCELLANEOUS	A-14
12.1	Legal and Other Requirements.	A-14
12.2	Termination and Amendment of the Plan.	A-14
12.3	Application of Funds.	A-14
12.4	Withholding Taxes.	A-14
12.5	Right to Terminate Employment.	A-14
12.6	Rights as a Stockholder.	A-14
12.7	Leaves of Absence and Disability.	A-14
12.8	Notices.	A-14
12.9	Applicable Law.	A-14
12.10	Elimination of Fractional Shares.	A-14

A-ii

EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, in 1992, pursuant to a vote of its stockholders, Panera Bread Company (the “Company”) established an Employee Stock Purchase Plan (the “Plan”) providing for the grant of options to purchase common stock of the Company to employees who are employed by the Company or its subsidiaries on a regular full-time basis; and

WHEREAS, in 1997, the Plan was amended pursuant to a vote of the stockholders of the Company; and

WHEREAS, in May 2007, the Plan was further amended pursuant to a vote of the stockholders of the Company; and

WHEREAS, in August 2007, the Plan was further amended pursuant to the authority of the Committee; and

WHEREAS, in May 2010, the Plan was further amended pursuant to a vote of the stockholders of the Company; and

WHEREAS, in June 2014, the Plan was further amended pursuant to a vote of the stockholders of the Company.

NOW, THEREFORE, the Plan, as previously established and amended, and as approved by the stockholders or the Committee, as appropriate, is hereby further amended as follows:

ARTICLE 1. PURPOSE OF THE PLAN

The purpose of this Employee Stock Purchase Plan is to give eligible employees of Panera Bread Company, a Delaware corporation, and its Designated Subsidiaries, an opportunity to acquire shares of its Common Stock, and to continue to promote its best interests and enhance its long-term performance.

ARTICLE 2. DEFINITIONS

Wherever used herein, the following words and phrases shall have the meanings stated below unless a different meaning is plainly required by the context:

2.1 Beneficiary. Beneficiary means the person or persons designated by an Eligible Employee pursuant to Section 7.2.

2.2 Board. Board means the Board of Directors of the Company.

2.3 Code. Code means the Internal Revenue Code of 1986, as amended.

2.4 Committee. Committee means the Compensation and Stock Option Committee of the Board.

2.5 Common Stock. Common Stock means shares of the Class A Common Stock of the Company.

2.6 Company. Company means Panera Bread Company, a Delaware corporation.

2.7 Designated Subsidiary. Designated Subsidiary means any subsidiary of the Company (as defined in Section 424(f) of the Code) designated by the Board or Committee from time to time.

2.8 Eligible Employee. Eligible Employee means an employee who has met the requirements set forth in Section 5.1.

2.9 Fair Market Value of Common Stock as of the Applicable Grant Date. Fair Market Value of Common Stock as of the applicable Grant Date shall mean:

(a) The closing price of the Common Stock on the last day of the calendar quarter or the nearest prior business day on which trading occurred on the exchange or market system on which the Common Stock is listed.

(b) If the Common Stock is not traded on either of the aforesaid dates, then such value as the Committee, in good faith, shall determine.

Notwithstanding any provision of the Plan to the contrary, no determination made with respect to the Fair Market Value of Common Stock subject to an Option shall be inconsistent with Section 423 of the Code or regulations thereunder.

2.10 Grant Date. Grant Date means any Quarterly Grant Date.

2.11 Option. Option means an option granted hereunder which will entitle a Participant to purchase shares of Common Stock.

2.12 Option Price. Option Price means 85 percent of the Fair Market Value per share of Common Stock as of the applicable Grant Date or such other greater percentage of the Fair Market Value per share of Common Stock as is set by the Board.

2.13 Participant. Participant means an Eligible Employee who has commenced participation in the Plan pursuant to Section 5.3 hereof.

2.14 Plan. Plan means the Panera Bread Company Employee Stock Purchase Plan as set forth herein.

2.15 Quarterly Grant Date. Quarterly Grant Date means the last business day of each calendar quarter.

ARTICLE 3. ADMINISTRATION

The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have discretion to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, determine the terms and provisions of the Options granted hereunder and make all other determinations necessary or advisable for administration of the Plan. The determination of the Committee on all matters regarding the Plan shall be conclusive. A member of the Committee shall only be liable for any action taken or determination made in bad faith.

ARTICLE 4. MAXIMUM LIMITATIONS

The total number of shares of Common Stock available for grant as Options under the Plan shall not exceed 1,050,000, and the aggregate number of shares of Common Stock available for grant as Options pursuant to Section 5.1 shall not exceed 20,000 as of any Quarterly Grant Date, subject to adjustment pursuant to Article 8 hereof. Shares of Common Stock granted pursuant to the Plan may be either authorized but unissued shares or shares now or hereafter held in the treasury of the Company. In the event that any Option granted pursuant to Article 5 expires or is terminated, surrendered or cancelled without being exercised, in whole or in part, for any reason, the number of shares of Common Stock theretofore subject to such Option shall again be available for grant as an Option pursuant to Article 5 and shall not reduce the total number of shares of Common Stock available for grant as such Options as set forth in the first sentence of this Article 4.

ARTICLE 5. BASIS OF PARTICIPATION AND GRANTING OPTIONS

5.1 Initial Eligibility. Any employee of the Company or a Designated Subsidiary who has completed three (3) months of employment and is employed by the Company or a Designated Subsidiary on the date his participation in the Plan is to become effective shall be eligible to participate as of the first day of the calendar quarter immediately following completion of such three (3) month period, provided any Employee who is employed after the first day of the month shall be deemed to have been employed for the entire month in which his employment commences. Provided further no employee shall be an Eligible Employee if such employee works on average less than 20 hours per week during such three (3) month period.

5.2 Restrictions on Participation. Notwithstanding any provisions in the Plan to the contrary, no Employee shall be granted an Option to participate in the Plan;

(a) If immediately after the grant such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any employee); or

(b) Which permits his right to purchase stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding.

5.3 Commencement of Participation. An Eligible Employee may become a Participant by completing an authorization for payroll deduction in any whole percentage equal to no less than 1% and no more than 10% of his compensation as defined in Section 5.6 of this Plan on the form provided by or on behalf of the Company and filing it with the Director, Human Resources Administration prior to the last business day of the quarter or as otherwise determined by the Committee. Payroll deductions shall commence on the first day of the calendar quarter following his completion of an enrollment form and shall end at such time as the Participant withdraws from the Plan in accordance with the provisions of Article 6. A Participant may decrease the amount of his payroll deduction once during any calendar quarter. Increases in payroll deduction shall be effective as of the first day of the calendar quarter following such increase.

5.4 Maximum Options Available to Participant. Unless a Participant has withdrawn as provided in Article 6, each Participant on a Quarterly Grant Date, commencing with the Quarterly Grant Date, and, subject to earlier termination of the Plan pursuant to Section 12.2 hereof, ending with the last Quarterly Grant Date on which shares of Common Stock are available for grant within the limitations set forth in Article 4, shall be deemed to have automatically exercised the Option granted hereunder which will entitle him to purchase, at the Option Price per share applicable to such Quarterly Grant Date, the whole number of shares of Common Stock equal to the lesser of the amount of compensation the Participant has elected to defer divided by such applicable Option Price per share of Common Stock or 1,000 shares of Common Stock. The Quarterly Grant Date applicable to an Option granted pursuant to this Section 5.4 shall be the date of grant of such Option. Unused payroll deductions will be automatically refunded to the Participant or his brokerage or other personal account, without interest, except that any amount of unused payroll deductions which is less than the purchase price of one share of Common Stock will be carried forward and used in the next calendar quarter, unless the Participant elects to withdraw in the next calendar quarter, in which case all of the unused payroll deductions will be refunded in accordance with Section 6.1 of the Plan.

5.5 Reduction if Oversubscribed. If the number of shares of Common Stock for which Options are granted pursuant to Section 5.4 of this Article 5 exceeds the applicable number set forth in Article 4, then the Options granted under the applicable paragraph to all Participants shall, in a nondiscriminatory manner which shall be consistent with Section 11.2 of the Plan, be reduced in proportion to their respective compensation.

5.6 Compensation. An Eligible Employee’s compensation means, for purposes of Section 5.3, the Eligible Employee’s annual rate of compensation as of the applicable Quarterly Grant Date. Such annual rate of compensation shall be determined by the Committee in a nondiscriminatory manner which shall be consistent with Section 11.2 of the Plan.

ARTICLE 6. WITHDRAWAL

6.1 In General. A Participant may withdraw under the Plan at any time by giving written notice to the Director, Human Resources Administration, which such withdrawal will be processed promptly by the Company. Withdrawal must be in whole and not in part. All of the Participant’s payroll deductions will be refunded to the Participant or his brokerage or other personal account, without interest, promptly after receipt of his notice of withdrawal and no further payroll deductions will be made from his pay during the calendar quarter in which he withdraws.

6.2 Effect on Subsequent Participation. A Participant’s withdrawal from the Plan will not have any effect on his ability to participate in any future Options or in any similar plan which may be hereafter adopted by the Company. Notwithstanding the foregoing, if a Participant withdraws twice during a Plan Year, such Participant may not again elect to participate until the first day of the next following Plan Year.

6.3 Termination of Employment. Upon termination of the Participant’s employment for any reason, the payroll deductions credited to his participation will be returned to him or his brokerage or other personal account, without interest, or in the case of his death subsequent to the termination of his employment, to the person or persons entitled thereto under Section 7.2 or to the Participant’s account. If, prior to the Quarterly Grant Date, the Designated Subsidiary by which an employee is employed shall cease to be a subsidiary of the Company, or the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee shall be deemed to have terminated his employment for the purposes of the Plan.

ARTICLE 7. TRANSFERABILITY

7.1 Option Not Subject to Assignment. No Option may be transferred, assigned, pledged or hypothecated (whether by operation of law or otherwise), except as provided by will or the applicable laws of descent or distribution, and no Option shall be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option, or levy of attachment or similar process upon the Option not specifically permitted herein shall be null and void and without effect. An Option may be exercised only by the Participant during his lifetime.

7.2 Designation of Beneficiary. A Participant may file a written designation of a Beneficiary who is to receive any stock and/or cash. Such designation of Beneficiary may be changed by the Participant at any time by written notice to the Director, Human Resources Administration. In the event the Participant fails to designate a Beneficiary, the Participant’s spouse shall be deemed to be the Beneficiary. If the Participant is unmarried at the time of death, the Participant’s estate shall be deemed to be the Beneficiary.

ARTICLE 8. ADJUSTMENT PROVISIONS

The aggregate number of shares of Common Stock with respect to which Options may be granted, the aggregate number of shares of Common Stock subject to each outstanding Option, and the Option Price per share of each Option may all be appropriately adjusted as the Board may determine for any increase or decrease in the number of shares of issued Common Stock resulting from a subdivision or consolidation of shares, whether through reorganization, recapitalization, stock split-up, stock distribution or combination of shares, or the payment of a share dividend or other increase or decrease in the number of such shares outstanding effected without receipt of consideration by the Company. Adjustments under this Article 8 shall be made according to the sole discretion of the Board, and its decision shall be binding and conclusive.

ARTICLE 9. DISSOLUTION, MERGER AND CONSOLIDATION

Upon the dissolution or liquidation of the Company, or upon a merger or consolidation of the Company in which the Company is not the surviving corporation, each Option granted hereunder shall expire as of the effective date of such transaction; provided, however, that the Board shall give written notice of such event to each Participant providing that (i) each such Participant will have a right to exercise his wholly or partially unexercised Option to the extent of accumulated payroll deductions as of a date specified by the Board in the notice and prior to the effective date of such transaction, subject to the restrictions set forth in the Plan or (ii) all outstanding Options will be cancelled as of a date prior to the effective date of such transaction and that all accumulated payroll deductions will be refunded to the Participant or his brokerage or other personal account, without interest.

ARTICLE 10. CONDITIONS SUBSEQUENT TO EFFECTIVE DATE

The Plan is subject to the approval of the Plan by the holders of a majority of the outstanding shares of Common Stock of the Company within 12 months before or after the date of adoption of the Plan by the Board. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled.

ARTICLE 11. LIMITATION ON OPTIONS

Notwithstanding any other provisions of the Plan:

11.1 Plan Construction. The Company intends that Options granted and Common Stock issued under the Plan shall be treated for all purposes as granted and issued under an employee stock purchase plan within the meaning of Section 423 of the Code and regulations issued thereunder. Any provisions required to be included in the Plan under said Section and regulations issued thereunder are hereby included as fully and though set forth in the Plan at length. Words used in the Plan, regardless of the number of gender specifically used, will be deemed and construed to include any other number or plural, and any other gender, masculine, feminine or neuter, as the context requires.

11.2 Nondiscrimination. All Eligible Employees shall have the same rights and privileges under the Plan, except that the amount of Common Stock which may be purchased under Options granted on any Quarterly Grant Date, pursuant to Section 5.4, shall bear a uniform relationship to the compensation of Eligible Employees. All rules and determinations of the Board in the administration of the Plan shall be uniformly and consistently applied to all persons in similar circumstances.

ARTICLE 12. MISCELLANEOUS

12.1 Legal and Other Requirements. The obligations of the Company to sell and deliver Common Stock under the Plan shall be subject to all applicable laws, regulations, rules and approvals, including, but not by way of limitation, the effectiveness of a registration statement under the Securities Act of 1933 if deemed necessary or appropriate by the Company. Certificates for shares of Common Stock issued hereunder may be legended as the Board shall deem appropriate.

12.2 Termination and Amendment of the Plan. The Board, without further action on the part of the stockholders of the Company to the extent permitted by law, regulation and stock exchange requirements, may from time to time alter, amend or suspend the Plan or any Option granted hereunder or may at any time terminate the Plan, except that it may not effect a change inconsistent with Section 423 of the Code or regulations issued thereunder. No action taken by the Board under this Section may materially and adversely affect any outstanding Option without the consent of the holder thereof.

12.3 Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Options will be used for general corporate purposes.

12.4 Withholding Taxes. Upon the exercise of any Option under the Plan, the Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for shares of Common Stock.

12.5 Right to Terminate Employment. Nothing in the Plan or any agreement entered into pursuant to the Plan shall confer upon any Eligible Employee or Participant the right to continue in the employment of the Company or any Designated Subsidiary or affect any right which the Company or any Designated Subsidiary may have to terminate the employment of such Eligible Employee or Participant.

12.6 Rights as a Stockholder. No Participant shall have any right as a stockholder unless and until certificates for shares of Common Stock are issued to him.

12.7 Leaves of Absence and Disability. Subject to applicable law, the Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by or disability of any Eligible Employee or Participant. Without limiting the generality of the foregoing, the Board shall be entitled to determine, subject to applicable law, (i) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan, and (ii) the impact, if any, of such leave of absence on Options under the Plan theretofore granted to any Eligible Employee or Participant who takes such leave of absence.

12.8 Notices. Every direction, revocation or notice authorized or required by the Plan shall be deemed delivered to the Company (1) on the date it is personally delivered to the Director, Human Resources Administration of the Company at its principal executive offices or (2) three business days after it is sent by registered or certified mail, postage prepaid, addressed to the Director, Human Resources Administration at such offices; and shall be deemed delivered to the Participant (1) on the date it is personally delivered to him or (2) three business days after it is sent by registered or certified mail, postage prepaid, addressed to him at the last address shown for him or her on the records of the Company or of any Designated Subsidiary.

12.9 Applicable Law. All questions pertaining to the validity, construction and administration of the Plan and Options granted hereunder shall be determined in conformity with the laws of Delaware, to the extent not inconsistent with Section 423 of the Code and regulations thereunder.

12.10 Elimination of Fractional Shares. If under any provision of the Plan which requires a computation of the number of shares of Common Stock subject to an Option, the number so computed is not a whole number of shares of Common Stock, such number of shares of Common Stock shall be rounded down to the next whole number.

Electronic Voting Instructions Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 4, 2014.
Vote by Internet
• Go to www.investorvote.com/pnra
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends you vote FOR each of the listed director nominees to serve for a term ending in 2017 and FOR Proposals 2, 3 and 4.

1. To elect the following nominees as Class I directors of Panera Bread Company:						+
	For	Withhold		For	Withhold

01 - Fred K. Foulkes	☐	☐	02 - Ronald M. Shaich	☐	☐

	For	Against	Abstain	For	Against	Abstain
2. To approve, in an advisory “say-on-pay” vote, the compensation of the named executive officers of Panera Bread Company.	☐	☐	☐

3.   To approve an amendment to the 1992 Employee Stock Purchase Plan to increase the number of shares of Class A Common Stock authorized for issuance pursuant to such plan from 950,000 shares to 1,050,000 shares.

				☐	☐	☐
	For	Against	Abstain
4. To ratify the appointment of PricewaterhouseCoopers LLP as Panera Bread Company’s independent registered public accounting firm for the fiscal year ending December 30, 2014.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s) thereof.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.
	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

                                 01TSZB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Panera Bread Company

PANERA BREAD COMPANY

3630 South Geyer Road, Suite 100

St. Louis, MO 63127

Annual Meeting of Stockholders – June 5, 2014

Proxy Solicited on Behalf of the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints Roger C. Matthews, Jr. and Scott G. Blair, or either of them, as Proxies, the true and lawful attorneys in fact, agents and proxies of the undersigned with full power of substitution for and on behalf of the undersigned at the 2014 Annual Meeting of Stockholders of PANERA BREAD COMPANY to be held at the offices of PANERA BREAD COMPANY, 3630 South Geyer Road, Suite 100, St. Louis, Missouri 63127, on June 5, 2014, at 10:30 a.m., Central Time, and at any and all postponements or adjournments thereof. The undersigned hereby directs the said Proxies to vote in accordance with their judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, the receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2, 3 AND 4 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Should a director nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE UNLESS YOU VOTE OVER THE INTERNET OR BY TELEPHONE.